Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ROSETTA STONE LTD.,

LIBERTY MERGER SUB INC.,

LIVEMOCHA, INC.,

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS AGENT FOR THE STOCKHOLDERS OF THE COMPANY

DATED AS OF APRIL 1, 2013

i

Page

Exhibits

Exhibit A	-	Form of Certificate of Merger
Exhibit B	-	Form of Exchange Agent Agreement
Exhibit C	-	Form of Escrow Agent Agreement
Exhibit D	-	[Reserved]
Exhibit E	-	Form of IRS Notice
Exhibit F	-	Form of FIRPTA Notice
Exhibit G	-	Form of Release Agreement
Exhibit H	-	Form of Warrant Termination Agreement
Exhibit I	-	Form of Letter of Transmittal

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of April 1, 2013 (the “Agreement Date”), by and among Rosetta Stone Ltd., a Virginia corporation (“Acquiror”), Liberty Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Sub”), LiveMocha, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as agent for the Company Holders (the “Company Holders’ Agent”).

RECITALS

A.            The respective boards of directors of the Company, Sub and Acquiror have determined that it would be advisable and in the best interests of the stockholders of their respective companies that Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly-owned subsidiary of Acquiror, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have adopted resolutions approving and clearing the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement.

B.            Pursuant to the Merger, among other things, the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive cash in the manner set forth herein.

C.            The Company, Sub and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

Now, therefore, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1          Certain Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below.  Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the fifth decimal place.

“Acquiror” has the meaning set forth in the Preamble.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“Approval” has the meaning set forth in Section 2.6(a).

“Balance Sheet” has the meaning set forth in Section 2.12.

“Balance Sheet Date” has the meaning set forth in Section 2.12.

“Bonus Pool Amount” has the meaning set forth in Schedule 1.1(a) to the Disclosure Letter.

“Bonus Pool Participant” has the meaning set forth in Section 4.3.

“Business Day” means a day (A) other than Saturday or Sunday, and (B) on which commercial banks are open for business in the State of Delaware.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Certificates” has the meaning set forth in Section 1.10(b)(i).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Expenses Certificate” means a certificate executed by the Chief Executive Officer of the Company dated as of the Closing Date, certifying the amount of Transaction Expenses as of the Closing (including an itemized list of each such Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).  The Closing Expenses Certificate shall include a representation of the Company, certified by the Chief Executive Officer of the Company, that such certificate includes all of the Transaction Expenses incurred, paid or payable prior to, at or following the Closing Date for obligations of the Company arising at or prior to the Closing, it being the expressed intent of the Company and Acquiror that all of the Transaction Expenses unpaid as of the Closing be deducted in the calculation of the Total Merger Consideration and that there be no Indemnifiable Transaction Expenses.

“COBRA” has the meaning set forth in Section 2.21(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 4.5.

“Company Authorizations” has the meaning set forth in Section 2.17(d).

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock, $0.00001 par value per share, of the Company.

“Company Debt” has the meaning set forth in Section 2.10(f).

“Company Debt Certificate” means a certificate executed by the Chief Executive Officer of the Company dated as of the Closing Date, certifying on behalf of the Company an itemized list of all payoff amounts, with respect to, each item of Company Debt as of the close of business on the day immediately prior to the Closing Date with a description of the Person to whom such Company Debt is owed and an aggregate total of such Company Debt.

“Company Employee Plans” has the meaning set forth in Section 2.21(a).

“Company Holders” means the Company Stockholders (other than a holder solely of shares of Company Capital Stock which constitute and remain Dissenting Shares), Company Optionholders and Company Warrantholders, collectively, in each case as of immediately prior to the Effective Time.

“Company Holders’ Agent” has the meaning set forth in the Preamble.

“Company Intellectual Property Embodiment” means an Intellectual Property Embodiment owned by the Company.

“Company Intellectual Property Right” means an Intellectual Property Right in a Company Intellectual Property Embodiment.

“Company Optionholders” means the holders of Company Options.

“Company Option Plan” means the Company’s 2007 Stock Plan.

“Company Options” means options to purchase shares of Company Capital Stock, whether under the Company Option Plan or otherwise.

“Company Preferred Stock” means the Series A Preferred, the Series B Preferred and the Series C Preferred.

“Company Products” means all products and services of the Company that are made available by the Company to its customers.

“Company Proprietary Software” means Company Intellectual Property Embodiment that is Software.

“Company Real Estate” has the meaning set forth in Section 2.13(a).

“Company Secretary’s Certificate” has the meaning set forth in Section 1.4(b)(i).

“Company Stockholder Approval” has the meaning set forth in Section 2.6(b).

“Company Stockholders” means the holders of shares of outstanding Company Capital Stock.

“Company Subsidiary” means each of the Company’s Subsidiaries.

“Company Subsidiary Organizational Documents” has the meaning set forth in Section 2.3(b).

“Company Voting Debt” has the meaning set forth in Section 2.8(f).

“Company Warrantholders” means the holders of Company Warrants.

“Company Warrants” means the warrants to purchase shares of Company Capital Stock.

“Consideration Spreadsheet” has the meaning set forth in Section 4.1.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect on or prior to the Effective Time.

“Damages” means all damages, losses, Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs, and expenses (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and of expert witnesses and other costs of investigation, preparation and litigation in connection with any claim for indemnification under this Agreement, including, but not limited to, any Proceeding or threatened Proceeding) of any kind or nature whatsoever.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which dissenters’ rights shall have been perfected in accordance with the DGCL in connection with the Merger.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Letter” has the meaning set forth in ARTICLE II.

“D&O Tail” has the meaning set forth in Section 4.8.

“Effective Time” has the meaning set forth in Section 1.5.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (A) the voting of any security or the transfer of any security or other asset, (B) the receipt of any income derived from any asset, (C) the use of any asset, and (D) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental and Safety Laws” means any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

“ERISA” has the meaning set forth in Section 2.21(a).

“ERISA Affiliate” has the meaning set forth in Section 2.21(a).

“Escrow Agent” has the meaning set forth in Section 5.3.

“Escrow Agreement” has the meaning set forth in Section 1.4(a)(vi).

“Escrow Cash” has the meaning set forth in Schedule 1.1(b) to the Disclosure Letter.

“Escrow Fund” has the meaning set forth in Section 5.3.

“Escrow Period” has the meaning set forth in Schedule 1.1(f) to the Disclosure Letter.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Wilmington Trust, National Association.

“Exchange Agent Agreement” has the meaning set forth in Section 1.4(a)(iv).

“Facilities” means all buildings and improvements on the Property.

“Financial Statements” has the meaning set forth in Section 2.10(a).

“FIRPTA Notice” has the meaning set forth in Section 1.4(b)(xi).

“Foreign Plan” has the meaning set forth in Section 2.21(h).

“Fraud Exception” has the meaning set forth in Schedule 1.1(e) to the Disclosure Letter.

“Fundamental Representations” has the meaning set forth in Schedule 1.1(c) to the Disclosure Letter.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Harmful Code” means any program routine, device or other feature, that is not documented in the Company Products’ technical documentation, that is designed to delete, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to any Software or Company Product.

“Hazardous Materials” means any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.

“Immigration Act” has the meaning set forth in Section 2.17(d).

“Indemnifiable Transaction Expenses” means any Transaction Expenses which have been incurred, but not paid prior to Closing and which have not been taken into account in the calculation of the Total Merger Consideration.  All Indemnifiable Transaction Expenses shall constitute “Damages” for purposes of ARTICLE V.

“Indemnified Person(s)” has the meaning set forth in Section 5.2(a).

“Individual Stockholder Consideration” has the meaning set forth in Section 1.10(b)(i).

“Information Statement” has the meaning set forth in Section 4.2.

“Infringed” has the meaning set forth in Section 2.18(f).

“Initial Claim” has the meaning set forth in Section 5.2(b)(ii).

“Institutional Debt” has the meaning set forth in Schedule 5.2(b)(iii) to the Disclosure Letter.

“Intellectual Property Embodiments” means items including, but not limited to, the following: (a) algorithms, APIs, databases, data collections, diagrams, network configurations, architectures, protocols, schematics, specifications, software (in any form, including source code and executable code), URLs, web sites, and works of authorship (whether copyrightable or not); (b) inventions (whether or not reduced to practice), all improvements thereto, techniques, methods and processes (whether or not patentable); (c) trade secrets and proprietary information, (including ideas, results, records and proposals for research and development and consulting work, know-how, formulae, samples, compositions, manufacturing and production processes and techniques, operating and testing procedures, processes, test results, technical and non-technical data, designs, drawings, specifications, manuals, instructions, tables, reports, customer and supplier lists and particulars, pricing and cost information, quotations, brochures and other sales, marketing and promotional information and business and marketing plans and proposals), in each case whether or not secret or confidential (and including any rights for the same to be kept secret or confidential) in any form including but not limited to paper, electronically stored data, magnetic media or film; (d) domain names; (e) vanity numbers (e.g. telephone numbers and email addresses); (f) trademarks, logos, service marks, trade names and other brand identifiers, interfaces, in each case whether or not registered with a

Governmental Entity or embodied in any tangible or intangible form, whether subsisting now or in the future, and all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Rights” means any and all rights whether registered or unregistered, which may exist or be created under the laws of any jurisdiction: (a) that are associated with works of authorship, including exclusive exploitation rights, copyrights, rights in databases, and moral rights; (b) consisting of patents, utility models, industrial property rights, rights to apply for patents, patent disclosures, together with all reissues, continuations, continuations-in-part, divisional, revisions, extensions, and re-examinations thereof; (c) for the protection of trade secrets and rights arising under unfair competition laws; (d) rights to use internet domain names; (e) protecting trademarks, service marks, and trade names, and similar rights, including all goodwill and reputation associated therewith and the rights to protect such goodwill and reputation (including rights to sue for passing off or unfair competition), and all applications, registrations, rights to apply for registrations and rights of renewal in connection therewith; (f) any other proprietary rights applicable to Intellectual Property; and (g) rights in or relating to registrations, renewals, extensions, combinations, and applications for, any of the rights referred to in clauses (a) through (f) above.

“IRS Notice” has the meaning set forth in Section 1.4(b)(xi).

“Knowledge” means, with respect to any fact, circumstance, event or other matter in question, (A) the actual knowledge of those individuals set forth in Schedule 1.1(d) to the Disclosure Letter of such fact, circumstance, event or other matter after conducting a reasonable inquiry, and (B) the implied knowledge of each such person of such fact, circumstance, event or other matter after conducting a reasonable inquiry of employees of the Company likely to have knowledge related thereto and files of the Company likely to contain information related thereto, provided, however, that with respect to those persons listed in Schedule 1.1(d) to the Disclosure Letter who are solely directors of the Company and were not also employees or officers of the Company at any time during 2013, they may limit their inquiry to the Company’s principle executive officer and principle financial officer; and, provided, further, that with respect to Intellectual Property Embodiments and Intellectual Property Rights, the term “reasonable inquiry” does not require the Company, or any of the foregoing individuals, to conduct, have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark, or other Intellectual Property Rights clearance searches, and the Company will not be imputed to have knowledge of any third-party patents, trademarks or other Intellectual Property Embodiments or Intellectual Property Rights that were not actually known by the foregoing individuals but that would have been revealed by such inquiries, opinions or searches; provided, further, that if any such studies were performed on or prior to the Closing Date, the knowledge in such studies will be imputed to the Company.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company, its Subsidiaries or to any of their assets, properties or businesses.

“Letter of Transmittal” has the meaning set forth in Section 1.10(b)(i).

“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Legal Requirements or Proceeding and those arising under any Contract.

“Limitation” has the meaning set forth in Section 5.2(b)(ii).

“Material Adverse Effect” with respect to any Person means any change, event, development, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such Person in this Agreement, is, or would be reasonably expected to, be materially adverse to the condition (financial or otherwise), prospects, assets (including intangible assets), liabilities (taken together), business or results of operations of such Person and its subsidiaries, taken as a whole, provided that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) changes in general economic conditions (provided that such changes do not affect such Person in a substantially disproportionate manner compared to other companies in such Person’s industry), (ii) changes affecting the industry generally in which such Person operates (provided that such changes do not affect such Person in a substantially disproportionate manner compared to other companies in such Person’s industry), (iii) any adverse Effect resulting from any change in accounting requirements or principles or any change in applicable Legal Requirements (provided that such changes do not affect such Person in a substantially disproportionate manner compared to other companies in such Person’s industry) (iv) regulatory or political conditions, or securities markets in the United States or worldwide or any outbreak of hostilities, terrorist activities or war, or any material worsening of any hostilities, activities or war underway as of the date hereof (provided that such changes do not affect such Person in a substantially disproportionate manner compared to other companies in such Person’s industry), (vi) any material adverse effect resulting directly or indirectly from any breach by the other party of any provision of the Agreement.

“Material Contract” has the meaning set forth in Section 2.7(a).

“Merger” has the meaning set forth in Recital A.

“Net Working Capital” means (A) the Company’s consolidated total current assets as of the close of business on the day immediately prior to the Closing Date less (B) the Company’s consolidated total current liabilities as of the close of business on the day immediately prior to the Closing Date, in each case determined in accordance with GAAP.  For purposes of calculating Net Working Capital, the Company’s current liabilities shall (1) include all Unpaid Pre-Closing Taxes, (2) exclude all Company Debt included in the calculation of Total Merger Consideration, (3) exclude all Transaction Expenses included in the calculation of Total Merger Consideration, (4) exclude all deferred revenue, and (5) exclude all deferred Tax liabilities.  For purposes of calculating Net Working Capital, the Company’s current assets shall (1) exclude all deferred Tax assets, and (2) exclude all Tax net operating loss carryforwards, Tax credit carryforwards, and other similar Tax assets or attributes.

“Net Working Capital Certificate” means a certificate executed by the Chief Executive Officer of the Company dated as of the Closing Date, certifying the amount of Net Working Capital.

“Officer’s Certificate” has the meaning set forth in Section 5.4(a).

“Organizational Documents” has the meaning set forth in Section 2.3(a).

“Permitted Encumbrances” means:  (A) statutory Encumbrances for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (B) statutory Encumbrances to secure obligations to landlords, lessors (including lessors of equipment) or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (D) statutory Encumbrances in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; or (E) licenses granted by the Company to Company Products in the ordinary course of business, under the Company’s standard end user terms.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, other business organization or Governmental Entity.

“Pre-Closing Tax Period” means any Taxable period or portion thereof ending on or before the Closing Date.

“Pro Rata Indemnifiable Portion” means, with respect to a particular Company Holder, a ratio equal to the quotient obtained by dividing (x) the sum of such Company Holder’s Individual Stockholder Consideration and such Company Holder’s Pro Rata Share of the Escrow Cash, in each case actually received by such Company Holder, by (y) the Total Merger Consideration.

“Pro Rata Share” means, with respect to a particular Company Holder, the amount set forth in the Consideration Spreadsheet next to such Company Holder’s name in the column entitled “Pro Rata Share.”

“Proceedings” means any action, suit, proceeding, complaint, charge, inquiry, investigation, arbitration or mediation before or by a Governmental Entity or any arbitrator or arbitration panel or any mediator or mediation panel.

“Property” means all real property leased or owned by the Company.

“Publicly Available Software” means any Software licensed under: (a) terms that require as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge; or (b) any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU’s General Public

License (GPL) or Lesser/Library (GPL (LGPL); (2) the Artistic License (e.g., PERL); (v) the Mozilla Public License; (w) the Netscape Public License; (3) the Sun Community Source License (SCSL); (y) the Sun Industry Source License (SISL); or (4) the Apache Software License.

“Receivables” has the meaning set forth in Section 2.26.

“Registered Intellectual Property Rights” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity, including all patents, registered copyrights, registered domain names and registered trademarks and all applications for any of the foregoing.

“Release Agreement” has the meaning set forth in Section 1.4(b)(xii).

“Release Amounts” means any and all amounts paid by the Acquiror to any Person signing a Release Agreement pursuant to Section 1.4(b)(xii) in consideration for such Person’s execution of such Release Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred” has the meaning set forth in Section 2.8(a).

“Series B Preferred” has the meaning set forth in Section 2.8(a).

“Series C Preferred” has the meaning set forth in Section 2.8(a).

“Significant Customers and Distributors” has the meaning set forth in Section 2.25(a).

“Significant Supplier” has the meaning set forth in Section 2.25(b).

“Special Indemnities” has the meaning set forth in Section 5.2(b)(iii).

“Software” means any computer program, operating system, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, know how, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Straddle Period” means any Taxable period beginning on or prior to the Closing Date and ending after the Closing Date.

“Sub” has the meaning set forth in the Preamble.

“Subsidiary” means, as of the applicable point in time, each corporation, partnership, limited liability company or other entity of which a Person owns, directly or indirectly, more than 50% of the outstanding voting securities or voting equity interests or of which a Person has the power, directly or indirectly, whether through ownership of equity securities, by contract or otherwise, to direct or manage its business or affairs.

“Surviving Corporation” has the meaning set forth in Section 1.2.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (A) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (B) any Liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (C) any Liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

“Third Party Intellectual Property Embodiment” means an Intellectual Property Embodiment owned by a third party.

“Third-Party Intellectual Property Right” means an Intellectual Property Right in a Third-Party Intellectual Property Embodiment owned by a third party.

“Third-Party Software” means any Software owned by any third party.

“Total Merger Consideration” means (A) $8,500,000, less (B) the amount of any Transaction Expenses, less (C) the amount, if any, by which the Net Working Capital is less than $130,000, less (D) all Company Debt paid by Acquiror at Closing pursuant to Section 1.4(a)(i), less (E) the Bonus Pool Amount, and less (F) the Release Amounts.

“Transaction Documents” means this Agreement, the Disclosure Letter, the Net Working Capital Certificate, the Company Debt Certificate, the Closing Expenses Certificate, the Certificate of Merger, the Escrow Agreement, Exchange Agent Agreement, the Release Agreements, the IRS Notice, the FIRPTA Notice, the Consideration Spreadsheet, and the Company Secretary’s Certificate.

“Transaction Expenses” means all out-of-pocket fees and expenses of the Company in connection with the Merger, this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby incurred or arising at or prior to the Closing, whether or not paid, or invoiced prior to or after the Closing (including any fees and expenses of legal counsel and accountants, premiums and costs of the D&O Tail, fees and expenses payable to the Escrow Agent and the Exchange Agent (whether incurred by the Company or the Acquiror), fees and expenses payable to financial advisors, investment bankers and brokers of the Company notwithstanding any contingencies for earnouts, escrows, etc., and any such fees incurred by Company Holders paid for or to be paid for by the Company, any fees and expenses incurred in connection with the termination of any Company Benefit Plan, and expenses of Company Holders in connection with the Merger that the Company has agreed to pay or is otherwise obligated to pay and any payroll Taxes incurred by the Company in connection therewith).

“Transfer Taxes” has the meaning set forth in Section 4.6.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Treasury Regulations.

“Unpaid Pre-Closing Taxes” means any Liability for Taxes of or attributable to the Company or any Company Subsidiary relating or attributable to a Pre-Closing Tax Period that are not paid as of the Closing Date; provided, that the amount of such Taxes relating to or attributable to the Pre-Closing Tax Period of any Straddle Period shall be determined by applying the principles set forth in Section 4.7(d).

“Unvested Company Shares” means any shares of Company Capital Stock that are not vested under the terms of any Contract with the Company (including any stock option agreement, or stock option exercise agreement, or restricted stock purchase agreement) as of immediately prior to the Effective Time.

“Warrant Payment” has the meaning set forth in Section 1.9(a)(iii).

“Warrant Termination Agreement” has the meaning set forth in Section 1.4(b)(xiii).

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

1.2          The Merger.  At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached as Exhibit A (the “Certificate of Merger”), and the applicable provisions of the DGCL, Sub shall merge with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned Subsidiary of Acquiror.  The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.3          Closing.  Subject to the provisions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place contemporaneously with the execution and delivery of this Agreement or on such other date as may be agreed upon by the parties.  The Closing shall take place at the offices of the Acquiror, 1919 North Lynn St., 7th Fl., Arlington, Virginia 22209, or at such other location as the parties hereto agree.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.4          Closing Deliveries.

(a)           Acquiror Deliveries.  Subject to the provisions of this Agreement, Acquiror shall deliver to the Company or other party as listed below, at or prior to the Closing, each of the following:

(i)            payments to the Persons described on the Company Debt Certificate by wire transfer of immediately available funds of the amounts set forth on the Company Debt Certificate;

(ii)           payments to the Persons described on the Company Expenses Certificate by wire transfer of immediately available funds of the amounts set forth on the Closing Expenses Certificate;

(iii)          payment to the Company by check or wire transfer of immediately available funds that amount of the Bonus Pool Amount as is specified on Schedule 4.3 to the Disclosure Letter;

(iv)          an Exchange Agent Agreement, in substantially the form attached as Exhibit B (the “Exchange Agent Agreement”), dated as of the Closing Date and executed by Acquiror and the Exchange Agent.

(v)           payment to the Exchange Agent by wire transfer of immediately available funds of an amount equal to the aggregate Total Merger Consideration, less the Escrow Cash;

(vi)          an Escrow Agreement, in substantially the form attached as Exhibit C (the “Escrow Agreement”), dated as of the Closing Date and executed by Acquiror and the Escrow Agent; and

(vii)         payment to the Escrow Agent by wire transfer of immediately available funds the Escrow Cash in accordance with the provisions of the Escrow Agreement.

(b)           Company Deliveries.  The Company shall deliver to Acquiror, at or prior to the Closing, each of the following:

(i)            a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (A) Certificate of Incorporation, as amended, (B) Bylaws, as amended, (C) board resolutions approving the Merger and adopting this Agreement, the Certificate of Merger, and (D) the Company Stockholder Approval (the “Company Secretary’s Certificate”);

(ii)           [Reserved];

(iii)          the Exchange Agent Agreement, dated as of the Closing Date and executed by the Company Holders’ Agent;

(iv)          the Escrow Agreement, dated as of the Closing Date and executed by the Company Holders’ Agent;

(v)           evidence satisfactory to Acquiror of the resignation of each of the directors and officers of the Company from those positions, effective as of the Effective Time;

(vi)          a certificate from the Secretary of State of the State of Delaware and from an appropriate governmental authority of each other State or other jurisdiction in which the Company is qualified to do business as a foreign corporation dated within 7 days prior to the Closing Date certifying that the Company is in good standing (to the extent that the laws of such jurisdictions contemplate the issuance of a certificate or other evidence of such good standing);

(vii)         the Consideration Spreadsheet completed to include all of the information specified in Section 4.1 in the form specified by Acquiror and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that such Consideration Spreadsheet is true, correct and complete;

(viii)        the Closing Expenses Certificate;

(ix)          the Company Debt Certificate;

(x)           the Net Working Capital Certificate;

(xi)          FIRPTA documentation, including (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached as Exhibit E, dated as of the Closing Date and executed by the Company (the “IRS Notice”), together with written authorization for Acquiror to deliver such IRS Notice form to the Internal Revenue Service on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, in substantially the form attached as Exhibit F, dated as of the Closing Date and executed by the Company (the “FIRPTA Notice”);

(xii)         a release agreement, in substantially the form attached as Exhibit G (the “Release Agreement”) or such other forms as are satisfactory to the Company, executed by each of the Company Stockholders and Bonus Pool Participants except as set forth set forth on Schedule 1.4(b)(xii) to the Disclosure Letter;

(xiii)        A Warrant Termination Agreement duly completed and accompanied by all Company Warrants (other than the Company Warrant described in Schedule 2.8(c)-2 to the Disclosure Letter), in substantially the form attached as Exhibit H (the Warrant Termination Agreement”);

(xiv)        evidence satisfactory to Acquiror of the termination of all Company Options; and

(xv)         evidence satisfactory to Acquiror of (A) the novation or consent to assignment of any Person whose novation or consent to assignment, as the case may be, may be required in connection with the Merger or any other transaction contemplated by this Agreement under the Contracts listed or described on Schedule 1.4(b)(xv) -1 to the Disclosure Letter, (B) the termination of each of the Contracts of the Company listed or described on Schedule 1.4(b)(xv)-2 to the Disclosure Letter, (C) the amendment of each of the Contracts of the Company listed or described on Schedule 1.4(b)(xv)-3 to the Disclosure Letter in the manner described on such Schedule with respect to each such Contract, and (D) the termination or waiver of any rights of first refusal, rights to any liquidation preference or redemption rights of any Company Holder, effective as of and contingent upon the Closing.

1.5          Effective Time.  Subject to the provisions of this Agreement, at the Closing, Acquiror, Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of filing with the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Acquiror and the Company in writing (and set forth in the Certificate of Merger) being referred to herein as the “Effective Time”).

1.6          Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become debts, liabilities and duties of the Surviving Corporation.

1.7          Certificate of Incorporation and Bylaws.

(a)           At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended in its entirety in the Merger to read as set forth in the Certificate of Merger, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL.

(b)           At the Effective Time, the bylaws of the Company shall be replaced by the bylaws of Sub, and as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

1.8          Directors and Officers.

(a)           At the Effective Time, the members of the board of directors of Sub immediately prior to the Effective Time shall be appointed as all of the members of the board of directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified.

(b)           At the Effective Time, the officers of Sub immediately prior to the Effective Time shall be appointed as all of the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed.

1.9          Effect on Company Capital Stock, Company Warrants and Company Options.

(a)           Treatment of Company Capital Stock Owned by Company Holders; Treatment of Capital Stock of Sub.  On the terms and subject to the conditions set forth in this Agreement (including without limitation the payments contemplated by Sections 1.4 and 5.3) at the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Sub, the Company, or any holder of the Company Capital Stock, Company Warrants and/or Company Options:

(i)            Company Capital Stock.  Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by the Company) shall be automatically converted into the right to receive, subject to and in accordance with the terms of this Agreement, an amount of cash (without interest), which for each holder of Company Capital Stock, is set forth on the Consideration Spreadsheet.

(ii)           Company Options.  Each Company Option shall be cancelled and retired and cease to exist, and no amount of Total Merger Consideration shall be allocated or paid thereto.  The Company Board has adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that each unexpired and unexercised Company Option is cancelled and retired and ceased to exist effective as of the Effective Time.

(iii)          Company Warrants.  Each Company Warrant shall be cancelled and retired and cease to exist, and no amount of Total Merger Consideration shall be allocated or paid thereto, except as set forth in the Warrant Termination Agreement and the Consideration Spreadsheet (the “Warrant Payment”).

(iv)          Capital Stock of Sub.  Each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of Acquiror, Sub, the Company or the sole stockholder of Sub, be converted into and become 100 shares of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time).  Each certificate evidencing ownership of shares of Sub common stock shall evidence ownership of such shares of common stock of the Surviving Corporation.

(v)           Treatment of Company Capital Stock Owned by the Company.  All shares of Company Capital Stock that are owned by the Company as treasury stock or reserved for issuance by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no amount of Total Merger Consideration shall be allocated or paid thereto.

(b)           Total Merger Consideration.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration paid by Acquiror to the Company Holders in respect of their holdings of Company Capital Stock, Company Options and Company Warrants pursuant to this Agreement exceed the Total Merger Consideration.

(c)           Dissenters’ Rights.  Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the cash amount provided for in Section 1.9(a), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL.  Each holder of Dissenting Shares who, pursuant to the provisions of the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).  If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall automatically be converted into and represent only the right to receive the cash payable pursuant to Section 1.9(a), without interest, in respect of such shares as if such shares never had been Dissenting Shares, and the Exchange Agent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.10(b), following the satisfaction of the applicable conditions set forth in Section 1.10(b), the amount of cash to which such holder would be entitled in respect thereof under this Section 1.9 as if such shares never had been Dissenting Shares.  The Company shall give Acquiror prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company.  The Company shall not, except with the prior written consent of Acquiror, which consent shall not be unreasonably withheld, or as otherwise required under the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.  The payout of consideration under this Agreement to the Company Stockholders (other than to holders of Dissenting Shares who shall be treated as provided in this Section 1.9(c)  and under the DGCL) shall not be affected by the exercise or potential exercise of appraisal rights under the DGCL by any other Company Stockholder.

(d)           Rights Not Transferable.  The rights of the Company Holders as of immediately prior to the Effective Time are personal to each such Company Holder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution or with the prior written consent of Acquiror.  Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

1.10        Funding of Escrow; Surrender of Certificates in Exchange for Payments.

(a)           Funding of Escrow.  At the Closing, Acquiror shall transfer directly to the Escrow Agent in immediately available funds the Escrow Cash.  The Escrow Cash shall be withheld from the cash payable pursuant to Section 1.9(a) to the Company Holders as provided for herein.  The Escrow Cash shall constitute security solely for the indemnification obligations of such Company Holders pursuant to ARTICLE V, and shall be held in and distributed in accordance with the provisions of this Agreement and the Escrow Agreement.

(b)           Exchange Procedures for Share Certificates; Payment of Company Warrants.

(i)            As soon as reasonably practicable after the date of delivery to the Exchange Agent of certificates or instruments which immediately prior to the Effective Time represented issued and outstanding Company Capital Stock that were converted into the right to receive consideration pursuant to Section 1.9(a), as the case may be, (the “Certificates”) or an affidavit of lost stock certificate in a form reasonably acceptable to the Exchange Agent, together with a properly completed and duly executed letter of transmittal in the form attached hereto as Exhibit I (the “Letter of Transmittal”) and any other documentation required thereby, (A) the holder of record of such Certificate shall be entitled to receive a check representing the cash amount that such Company Holder has the right to receive pursuant to Section 1.9(a) (with respect to each Company Holder, the “Individual Stockholder Consideration”) in respect of such Certificate, less such Company Holder’s Pro Rata Share of the Escrow Cash in respect of such Certificate (as set forth on the Consideration Spreadsheet), and (B) such Certificate shall be canceled.

(ii)           At the Closing, the Exchange Agent shall deliver to the Company Warrantholder described in Schedule 2.8(c)-2 to the Disclosure Letter, the cash amount such holder has the right to receive pursuant to Section 1.9(a) in respect of such Company Warrant as stated in the Consideration Spreadsheet, less such Company Warrantholder’s Pro Rata Share of the Escrow Cash in respect of such Company Warrant (as set forth on the Consideration Spreadsheet).

(c)           No Interest; U.S. Funds.  No interest shall accumulate on any cash payable in connection with the Merger (other than pursuant to the Escrow Agreement).  All amounts paid by Acquiror hereunder shall be made in U.S. Dollars.

(d)           Transfers of Ownership.  If any cash amount payable pursuant to Section 1.9(a) is to be paid to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Acquiror or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such Tax has been paid or is not payable.

(e)           No Liability.  Notwithstanding anything to the contrary in this Section 1.10, none of Acquiror, Sub, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.11        No Further Ownership Rights in the Company Capital Stock, Company Options or Company Warrants.  All cash paid or payable following the surrender for exchange of all shares of Company Capital Stock, and all cash paid or payable in respect of the Company Warrant described in Schedule 2.8(c)-2 to the Disclosure Letter in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to all shares of Company Capital Stock and Company Warrants including any rights to declared but unpaid dividends, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, a Certificate, Company

Option or Company Warrant is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this ARTICLE I.

1.12        Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to Section 1.9 in respect of such Certificate; provided, however, that the Exchange Agent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to execute an indemnification agreement as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against the Exchange Agent, Acquiror, Sub, the Surviving Corporation and/or any of their respective representatives or agents with respect to such Certificate.

1.13        Tax Consequences.  The parties acknowledge that the Merger does not qualify as a “reorganization” described in Section 368(a) of the Code.  Acquiror makes no representations or warranties to the Company or to any Company Holder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company Holder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby.  The Company acknowledges that the Company and the Company Holders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

1.14        Withholding Rights.  Each of the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold from the cash otherwise payable under this Agreement to any holder of any shares of Company Capital Stock, any Company Warrants or any Certificates such amounts as the Exchange Agent or the Escrow Agent reasonably determines that it is required to deduct and withhold with respect to any such payments under the Code or any other provision of federal, state, local or foreign Tax law.  To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

1.15        Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement or any of the other Transaction Documents.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure letter of the Company prepared in accordance with Section 6.2(b) and delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Disclosure Letter”), the Company represents and warrants to Acquiror as follows:

2.1          Organization, Standing and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of  Delaware and has full power and authority and possesses all permits necessary or desirable to enable it to own, lease or otherwise hold its properties and to conduct its business as now being conducted.  The Company is duly qualified to do business and is in good standing in each jurisdiction where it is legally required to be qualified and in good standing.  Schedule 2.1 to the Disclosure Letter lists each state or jurisdiction in which the Company (a) has offices, employees or otherwise does business, or (b) is qualified to do business.

2.2          Subsidiaries.  The Company has never been the Subsidiary of another Person (other than natural persons).  The Company is not a successor, whether by merger, consolidation or otherwise, to any other Person.  The Company has no Subsidiaries.

2.3          Organization Documents.

(a)           Schedule 2.3 to the Disclosure Letter sets forth true, complete and correct copies of the Certificate of Incorporation and Bylaws of the Company (as amended through the Agreement Date, the “Organizational Documents”).  The Company has provided or made available to Acquiror’s representatives the minute books and stock records of the Company.  The Company is not in violation of any of the provisions of its Organizational Documents.  The minute books and stock records of the Company previously furnished or made available to Acquiror correctly and completely reflect in all material respects all corporate actions taken at all meetings of, or by written consents of, directors and stockholders of the Company.

(b)           The Company has provided or made available to Acquiror’s representatives true, complete and correct copies of the organizational documents, including the Articles of Incorporation, Bylaws or other organizational documents, of each Company Subsidiary, if any (as amended through the Agreement Date, the “Company Subsidiary Organizational Documents”).  The Company has provided or made available to Acquiror’s representatives the minute books and stock records of each Company Subsidiary, if any.  No Company Subsidiary is in violation of any of the provisions of its Company Subsidiary Organizational Documents.  The minute books and stock records of each Company Subsidiary previously furnished or made available to Acquiror correctly and completely reflect all corporate actions taken at all meetings of, or by written consents of, directors and stockholders of such Company Subsidiary.

2.4          Authority and Enforceability.

(a)           Subject to the adoption of this Agreement by the Company Stockholders, the Company has all requisite power and authority to enter into this Agreement, each of the other agreements contemplated hereby to which the Company is or will be a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement, each of the other agreements contemplated hereby to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, and each other agreement contemplated hereby to which the Company is or will be a party, after being duly executed and delivered by the Company, will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, in each case subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors, or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

(b)           The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company Board, has approved this Agreement, the Certificate of Merger, and the Merger, and determined that this Agreement, the Certificate of Merger and the terms and conditions of the Merger are advisable and in the best interests of the Company and the Company Stockholders.

(c)           The Company Stockholder Approval has been obtained by consents in writing in accordance with (i) the provisions of the Organizational Documents, (ii) the DGCL, and (iii) any other applicable Legal Requirements.

2.5          Non-Contravention.  The execution and delivery of this Agreement by the Company does not, the execution and delivery of each of the other agreements contemplated hereby to which the Company is or will be a party does not, the consummation of the transactions contemplated hereby and thereby will not, and the performance by the Company of its obligations hereunder and thereunder, does not and will not:

(a)           result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the material properties or assets of the Company or, to the Knowledge of the Company, any of the shares of Company Capital Stock; or

(b)           conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or, require any notice, consent, approval or waiver from any Person pursuant to, (i) any provision of the Organizational Documents of the Company, (ii) any  Contract of the Company or any Contract applicable to any of its material properties or assets, or (iii) any  Legal Requirements applicable to the Company or to any of its material properties or assets.

2.6          Consents; Approvals; Permits.

(a)           Schedule 2.6(a) to the Disclosure Letter sets forth a list of all notices, reports, filings, approvals, orders, authorizations, consents, licenses, permits, qualifications or registrations, or qualifications, registrations or applications for new approvals, orders, authorizations, consents, licenses, permits, qualifications or registrations, or waivers of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communications required to be filed with or delivered to, any Governmental Entity or any other Person (each, an “Approval”) and the Contracts associated therewith (if any) that are required as a result of the execution, delivery and performance by the Company of this Agreement by the Company, each of the other agreements contemplated hereby to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby.  No other Approval is required or necessary in connection with the execution and delivery of this Agreement by the Company, each of the other agreements contemplated hereby to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby.  None of the Material Contracts will terminate as the result of any failure to obtain any Approval required thereunder in connection with the Merger.

(b)           The affirmative votes of stockholders of the Company holding not less than (i) a majority of the voting power of the outstanding shares of Company Capital Stock entitled to vote on the adoption of this Agreement, voting together as a single class on an as converted to Common Stock basis, and (ii) at least two thirds (2/3) of the voting power of the outstanding shares of Preferred Stock, voting as a single class on an as converted to Common Stock basis, are the only votes of the holders of the Company Capital Stock necessary to adopt this Agreement (collectively, the “Company Stockholder Approval”). The Company Stockholder approval has been duly obtained in compliance with the DGCL, the Certificate of Incorporation, the bylaws and any  other  applicable  agreements or  requirements.  No other  corporate  approval  is necessary, in connection with the transactions contemplated by this Agreement.  The Company Stockholder approval has been duly obtained in compliance with the DGCL, the Certificate of Incorporation, the bylaws and any other applicable agreements or requirements.

2.7          Material Contracts.

(a)           Except as set forth on Schedules 2.7(a)(i) through (xxviii) to the Disclosure Letter and except for this Agreement and each of the other agreements contemplated hereby to which the Company is or will be a party, neither the Company nor one of its Subsidiaries is a party to or bound by any of the following continuing Contracts as of the Agreement Date (each a “Material Contract”):

(i)            any maintenance or support Contract with any customer of the Company involving revenues to the Company in excess of $1,000 per month;

(ii)           any distributor, original equipment manufacturer, reseller, value added reseller, sales, advertising, agency or manufacturer’s representative Contract (not otherwise included in Section 2.7(a)(i));

(iii)          any Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property Embodiments or other assets involving in the case of any such individual Contract more than $1,000 per month;

(iv)          any Contract that expires, or may be renewed at the option of any Person other than the Company so as to expire, more than one year after the Agreement Date;

(v)           any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(vi)          any Contract limiting the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or otherwise limiting the right of the Company to sell, distribute or manufacture any Company Products or to purchase or otherwise obtain any software, components, parts, subassemblies or services, including;

(A)          any Contract granting most favored nation pricing or similar provisions;

(B)          any Contract granting any exclusive rights with respect to the Company Products or Company Intellectual Property Rights of any type or scope to any Person;

(C)          any Contract granting rights of refusal, rights of first negotiation or similar rights and/or terms to any Person; and

(D)          any license, sublicense or other Contract pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company Intellectual Property Rights or pursuant to which the Company agrees to encumber or transfer ownership of any Company Intellectual Property Rights;

(vii)         any Contract pursuant to which the Company is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $10,000 per annum;

(viii)        any Contract of guarantee, support, indemnification (other than indemnification commitments contained in Contracts referenced in Section 2.7(a)(xv)), assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person;

(ix)          any license, sublicense or other Contract to which the Company is a party and pursuant to which any Person is authorized to use any Company Intellectual Property Rights or Company Product other than under the Company’s unmodified standard end-user, customer, independent contractor, or consulting agreements, which have been provided to the Acquiror;

(x)           any license, sublicense or other Contract to which the Company is a party and pursuant to which the Company acquired or is authorized to use any Third-Party Intellectual Property Rights, other than “shrink wrap” and similar generally available commercial end-user licenses to Software or the Company’s standard end-user, customer, independent contractor, or consulting agreements, which have been provided to the Acquiror;

(xi)          any Contract providing for the development of any Software, content, technology or Intellectual Property Embodiment, independently or jointly, by or for the Company other than Contracts with the Company’s end users or independent contractors or consultants to the Company that are on the Company’s unmodified standard form end-user, customer, independent contractor, or consulting agreements, which have been provided to the Acquiror;

(xii)         any Contract to license or authorize any third party to manufacture or reproduce any Company Intellectual Property Embodiment or Company Product, other than customary licenses to produce backup copies pursuant to the terms of the Company’s unmodified standard forms of agreement, which have been provided to the Acquiror;

(xiii)        any Contracts relating to the membership of, or participation by, the Company in, or the affiliation of the Company with, any industry standards group or association;

(xiv)        (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons, or (C) any Contract that involves the payment of royalties to any other Person;

(xv)         any agreement of indemnification or warranty or any Contract containing any support, maintenance or service obligation on the part of the Company (other than Contracts substantially similar to the Company’s standard-form customer or distributor agreements, the standard forms of which have been made available to Acquiror);

(xvi)        except for Company Employee Plans listed on Schedule 2.21(a) of the Disclosure Letter, any Contract for the employment of any director, officer, employee, consultant or independent contractor of the Company or any other type of Contract with any director, officer, employee, consultant or independent contractor of the Company that is not immediately terminable by the Company without cost or Liability, including any Contract requiring it to make a payment to any director, officer, employee, consultant or independent contractor on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(xvii)       except for Company Employee Plans listed on Schedule 2.21(a) of the Disclosure Letter and Company Options, any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or any other securities of the Company or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor (other than permissive rights of first refusal in favor of the Company upon transfer of such Company Capital Stock and rights of repurchase of Company Capital Stock in favor of the Company at the lesser of original cost or Fair Market Value upon separation of service);

(xviii)      any Contract with any labor union or collective bargaining agreement or similar contract with its employees;

(xix)        any Contract with any investment banker, broker, advisor or similar party retained by the Company, in connection with this Agreement and the transactions contemplated hereby;

(xx)         any Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock or  purchase of assets, or any contract pursuant to which it has any ownership interest in any other Person;

(xxi)        any Contract with any Governmental Entity;

(xxii)       any confidentiality, secrecy or non-disclosure Contract other than any such Contract (A) entered into with customers and distributors, or by prospective customers and distributors, in the ordinary course of business pursuant to the Company’s standard unmodified form (a copy of which has been provided to counsel to Acquiror) and (B) entered into with current or former employees or contractors of the Company pursuant to the Company’s unmodified standard forms (copies of which have been provided to counsel to Acquiror);

(xxiii)      any settlement agreement;

(xxiv)     any Contract pursuant to which rights of any third party are triggered or become exercisable directly and solely, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Merger or other transactions contemplated hereunder;

(xxv)      any outstanding loan, advance or investment by the Company, or any agreement or commitment relating to the making of such loan, advance or investment (excluding trade receivables and advances to employees for normally incurred business expenses each arising in the ordinary course of business consistent with past practice) not listed on the Company Debt Certificate;

(xxvi)     any power of attorney other than any power of attorney granted to the Company by any employee, independent contractor, or consultant;

(xxvii)    any Contract relating to insurance of the Company (other than those policies identified in Schedule 2.23 to the Disclosure Letter; or

(xxviii)   any other oral or written Contract or obligation not listed in clauses (i) through (xxxi) that individually had or has a value or payment obligation in excess of $1,000 per month or is otherwise material to the Company or its business, operations, financial condition, properties or assets or on which the Company’s business, operations, financial condition, properties or assets are substantially dependent.

(b)           All Material Contracts are in written form. To the Knowledge of the Company, the Company and each Company Subsidiary (as appropriate) has performed all of the obligations required to be performed by it through the Closing Date and to the Knowledge of the Company is entitled to all benefits under, and is not alleged to be in default in respect of, any Material Contract.  There exists no default or event of default or event, occurrence, condition or act, with respect to the Company, any Company Subsidiary or to the Company’s Knowledge, any other contracting party, which, with the giving of notice, the lapse of time or the consummation of the Merger and the transactions contemplated thereby, would reasonably be expected to (i) become a default or event of default under any Material Contract, or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract.  The Company has not received any written notice or to the Company’s Knowledge any other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract.

(c)           Each of the Material Contracts is in full force and effect and constitutes a legal, valid and binding agreement of the Company, and the Company has no Knowledge that any Material Contract is not a legal, valid and binding agreement of any other party thereto, subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors, or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).  Immediately following the Closing Date, each Material Contract shall remain a legal, valid and binding agreement of the Company and, to the Knowledge of the Company, each other party thereof, enforceable against the Company in accordance with its respective terms and, to the Knowledge of the Company, enforceable against each other party thereto in accordance with its respective terms, subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors, or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

(d)           True and complete copies of each Material Contract, together with all amendments and supplements thereto and all waivers of any terms thereof, have been provided or made available to Acquiror prior to the Agreement Date.

2.8          Capital Structure.

(a)           The authorized capital stock of the Company consists solely of 94,412,628 shares of Company Capital Stock, of which 60,000,000 shares are designated as Company Common Stock, 6,138,079 shares are designated as Series A Preferred Stock (“Series A Preferred”), 18,868,813 shares are designated as Series B Preferred Stock (“Series B Preferred”), and 9,405,736 shares are designated as Series C Preferred Stock (“Series C Preferred”).  A total of 9,263,010 shares of Company Common Stock, 6,123,489 shares of Series A Preferred, 18,868,813 shares of Series B Preferred, 6,742,914 shares of Series C Preferred, are issued and outstanding as of immediately prior to the Effective Time.  The Company holds no treasury shares and has not repurchased any shares of Company Capital Stock.  As of the Agreement Date, there are no other issued and outstanding shares of Company Capital Stock or other securities of the Company and no outstanding commitments of any character, written or oral, or Contracts to issue or sell any shares of Company Capital Stock or other securities of the Company other than pursuant to the exercise of outstanding Company Options under the Company Option Plan and pursuant to Company Warrants.

(b)           Schedule 2.8(b) to the Disclosure Letter accurately sets forth, as of the Agreement Date, the name and address of each Person that is the registered owner as reflected in the stock records of the Company of any shares of Company Capital Stock, or other securities of the Company and the number and type of such shares or other securities, so owned by such Person.  All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable.  There is no liability for dividends accrued and unpaid by the Company.  The Company is not under any obligation to register under the Securities Act any shares of Company Capital Stock or any other securities of the Company, whether currently outstanding or that may subsequently be issued.  The Company shall notify Acquiror in writing promptly upon obtaining Knowledge of any changes, arising after the Agreement Date, in the name and domicile addresses of any Person that is the registered owner of any shares of Company Capital Stock and the number of such shares so owned by such Person.

(c)           As of the Agreement Date, the Company has reserved 10,155,470 shares of Company Common Stock for issuance to employees, directors, consultants and independent contractors pursuant to the Company Option Plan, of which 6,496,350 shares are subject to outstanding and unexercised Company Options, 265,302 shares are outstanding and 3,446,110 shares remain available for issuance thereunder.  All Company Options and Company Warrants are listed on Schedule 2.8(c)-1 to the Disclosure Letter.  All outstanding Company Options and Company Warrants are out of the money and have been terminated by the Company in accordance with their terms for no consideration except that the Company Warrant described on Schedule 2.8(c)-2 to the Disclosure Letter which was exchanged, without consideration for 381,674 shares of Series C Preferred Stock of the Company immediately prior to the Effective Time pursuant to the Section 4.3 of such Company Warrant.

(d)           All issued and outstanding shares of Company Capital Stock were issued in compliance with all applicable federal and state securities laws, other applicable Legal Requirements, and requirements set forth in applicable Contracts.

(e)           Other than as set forth on Schedules 2.8(b) and 2.8(c)-1 and 2.8(c)-2 to the Disclosure Letter, as of the Agreement Date, no Person has any right to acquire any shares of Company Capital Stock or any options, warrants or other rights to purchase shares of Company Capital Stock or other securities of the Company, from the Company or any stockholder of the Company.

(f)            No bonds, debentures, notes or other indebtedness of the Company (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

(g)           Except for the Company Options and the Company Warrants described in Schedule 2.8(c)-1 to the Disclosure Letter (which have all been terminated effective as of the Closing), and the Company Warrant described on Schedule 2.8(c)-2 to the Disclosure Schedules

(which has been automatically exchanged for Series C Preferred pursuant to its terms as of immediately prior to the Effective Time), as of the Agreement Date there are no options, warrants, calls, or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Capital Stock, options, warrants or other rights to purchase shares of Company Capital Stock or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract.  There are no Contracts relating to voting, purchase or sale of any Company Capital Stock (i) between or among the Company and any Company Holders, other than written contracts granting the Company the right to purchase unvested shares upon termination of employment or service, and (ii) to the Knowledge of the Company, between or among any of the Company Holders.  Other than as set forth on Schedule 2.8(c) to the Disclosure Letter, no Company Option Plan, Company Warrant or any Contract of any character to which the Company is a party to or by which the Company is bound relating to any Company Options, Company Warrants or Unvested Company Shares requires or otherwise provides for any accelerated vesting of any Company Options, Company Warrants or Unvested Company Shares in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company or with Acquiror, or any other event, before, upon or following the Merger or otherwise.  True, correct and complete copies of the Company Option Plan, and the Company’s standard form of all agreements and instruments issued under each Company Option Plan (including executed copies of all Contracts relating to each Company Option and the shares of Company Common Stock purchased under such Company Option) have been provided or made available to Acquiror’s counsel, and such plans and Contracts have not been amended, modified or supplemented since being provided or made available to Acquiror’s counsel, and there are no agreements, understandings or commitments to amend, modify or supplement such plans or Contracts in any case from those provided or made available to Acquiror’s counsel.

(h)           The Consideration Spreadsheet accurately sets forth, among other things, as of the Closing, the name and address of each Person that is the registered owner of any shares of Company Capital Stock, Company Options and/or Company Warrants as reflected in the stock records of the Company and the number and kind of such shares so owned, or subject to Company Options or Company Warrants so owned, by such Person.  As of the Effective Time, no other Person not disclosed in the Spreadsheet will have a right to acquire any shares of Company Capital Stock and/or Company Options from the Company.

2.9          Information Statement.  The Information Statement is true and correct in all material respects and accurately sets forth, among other things, the material terms of the Merger and a copy of this Agreement.

2.10        Financial Statements.

(a)           The Company has delivered or made available to Acquiror the audited consolidated financial statements of the Company for the year-ended December 31, 2011, the unaudited consolidated financial statements of the Company for the year-ended December 31, 2012, the unaudited consolidated financial statements of the Company for the two (2) month period ended February 28, 2013 and a balance sheet as of the close of business on the last day prior to Closing (including, in each case, balance sheets, statements of operations and statements of cash flows and in the case of the audited consolidated financial statements of the Company for the year-ended December 31, 2011 the report of Deloitte & Touche LLP) (collectively, the “Financial Statements”), which are included as Schedule 2.10(a) to the Disclosure Letter.

(b)           The Financial Statements (i) have been prepared from the books and records of the Company and (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, and fairly present the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to the exclusion of footnotes and other presentation items, and to normal year-end audit adjustments, none of which individually or in the aggregate will be material in amount).  Except for Liabilities reflected in the Financial Statements, the Company has no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt incurred by the Company.  All reserves that are set forth in or reflected in the Balance Sheet have been established in accordance with GAAP applied on a consistent basis with past periods.

(c)           The books of account and other financial records of the Company have been kept accurately in the ordinary course of business consistent with applicable laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all respects.  The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP, and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company is compared with the value of existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  Since the Balance Sheet Date, there has been no change in the Company accounting policies, except as described in the Financial Statements.  Since the Balance Sheet Date, there has been no change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise) of the Company.

(d)           Neither the Company nor, to the Company’s Knowledge, any current or former employee, consultant or director of the Company, has identified or has received or otherwise had or obtained knowledge of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants or directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. Neither the Company nor, to the Company’s Knowledge any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, in each case, regarding accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any inaccuracy in the Company’s financial statements.  There have been no internal investigations regarding accounting or revenue recognition or any other alleged misconduct of the Company.

(e)           No attorney representing the Company, whether or not employed by the Company, has reported to the Company Board or any committee thereof or to any director or officer of the Company evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.

(f)            Schedule 2.10(f) to the Disclosure Letter lists as of the Agreement Date all indebtedness of the Company for money borrowed, purchase money indebtedness, capital leases, guarantees of third party indebtedness or similar indebtedness (“Company Debt”), including, for each item of Company Debt, the agreement governing the Company Debt and the interest rate, maturity date and any assets for properties securing such Company Debt.  All Company Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt except as described in detail in the Company Debt Certificate, which amounts, if any, will be included in the amount of Company Debt.

2.11        Absence of Certain Changes.  Since the Balance Sheet Date, and except as set forth in Schedule 2.11 to the Disclosure Letter, there has not been any Material Adverse Effect on the Company, the Company has conducted its business only in the ordinary course consistent with past practice, and, without limiting the generality of the foregoing:

(a)           the Company has not entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any asset of the Company (other than nonexclusive licenses of Company Products granted to its customers in the ordinary course of its business consistent with its past practice);

(b)           except as required by GAAP, there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any revaluation by the Company of any of its assets;

(c)           there has not occurred any declaration, setting aside, or payment of a dividend or other distribution (whether in cash, stock or property) with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities, or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities, and the Company has not effected or approved any split, combination or reclassification of the capital stock of the Company;

(d)           neither the Company nor any Company Subsidiary has entered into, amended, terminated, breached, or waived any of their rights, benefits or claims under, any Material Contract, and there has not occurred any default under any Material Contract to which the Company or any Company Subsidiary is a party or by which they are, or any of their assets and properties are, bound;

(e)           there has not occurred any amendment or change to the Organizational Documents of the Company or the Company Subsidiary Organizational Documents of any Company Subsidiary;

(f)            there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its respective directors, officers, employees or consultants (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 5% of such base salaries), any modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1, or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company consistent with past practice), or any termination or modification of any Company Employee Plan (except as required by any applicable Legal Requirements), and the Company has not entered into any Contract to grant or provide (nor has it granted any) severance, acceleration of vesting or other similar benefits to any such Persons;

(g)           the Company has not made any payment to, or entered into any Contract with any director, officer, member, partner, employee or holder of any Company Capital Stock or any affiliate of the Company, except regular compensation and usual benefit payments made in the ordinary course of business consistent with past practice;

(h)           there has not occurred the execution of any employment agreements or service Contracts or the extension of the term of any existing employment agreement or service Contract with any Person in the employ or service of the Company, except pursuant to standard offer letters or consulting agreements to new hires that are terminable at-will without Liability to the Company, which have been provided to the Acquiror;

(i)            there has not occurred any termination of employment of any employees of the Company or any labor dispute or claim of unfair labor practices involving the Company;

(j)            the Company has not incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, any Liability for borrowed money or any Liability as guaranty or surety with respect to the obligations of any other Person;

(k)           the Company has not paid, discharged, cancelled or waived any Encumbrance or Liability which was not shown on the Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date;

(l)            the Company has not incurred any Liability to its directors, officers or stockholders (other than Liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business, consistent with past practice);

(m)          neither the Company nor any Company Subsidiary has deferred, failed to pay or otherwise satisfy any Liability in excess of $10,000 of the Company or any Company

Subsidiary which is presently due and payable except Liabilities that are being contested in good faith by appropriate means or proceedings;

(n)           neither the Company nor any Company Subsidiary has given any discount, accommodation or other concession to, or engaged in any other efforts with, customers in each case outside the ordinary course of business, consistent with past practice;

(o)           neither the Company nor any Company Subsidiary has made any change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers other than in the ordinary course of business, consistent with past practice;

(p)           there has been no damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company or any Company Subsidiary;

(q)           neither the Company nor any Company Subsidiary has sold, disposed of, transferred or licensed to any Person any rights to any Company Intellectual Property other than in the ordinary course of business consistent with past practice, has acquired or licensed from any Person any Third-Party Intellectual Property Embodiments or Third-Party Intellectual Property Rights other than pursuant to “shrink wrap” and similar generally available commercial end-user licenses to Software or Contracts with independent contractors or consultants to the Company that are on the Company’s unmodified standard form independent contractor or consulting agreements, or has sold, disposed of, transferred or provided a copy of the source code for the Company Proprietary Software to any Person;

(r)            the Company has not issued (or made any commitments to issue) additional securities, except pursuant to the exercise of any Company Options;

(s)            neither the Company nor any Company Subsidiary has incurred any Liability, other than an individual Liability incurred in the ordinary course of business consistent with past practice that does not exceed $10,000 and Transaction Expenses;

(t)            neither the Company nor any Company Subsidiary has made any payment in excess of $10,000;

(u)           neither the Company nor any Company Subsidiary has entered into any Contract that imposes any restriction on the right or ability of the Company or any Company Subsidiary to engage in any line of business or to compete with any other Person or contains any most favored nation or similar provisions;

(v)           neither the Company nor any Company Subsidiary has engaged in any transaction outside the ordinary course of business other than the transactions contemplated by this Agreement and the agreements contemplated hereby;

(w)          the Company has not (i) made or changed any election in respect of Taxes, (ii) adopted or changed any accounting method in respect of Taxes, (iii) filed any amended Tax Return, (iv) entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, closing agreement, or settlement or compromise of any claim or assessment in respect of Taxes, (v) consented to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Entity, or (vi) surrendered any right to claim a refund of Taxes;

(x)           neither the Company nor any Company Subsidiary has failed to renew, canceled, or amended, any insurance policy; and

(y)           neither the Company nor any Company Subsidiary has agreed, in writing or otherwise, to do any of the foregoing.

2.12        No Undisclosed Liabilities.  The Company has no Liabilities of any nature other than (a) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of February 28, 2013 (the “Balance Sheet”), (b) those not required to be disclosed by GAAP on the Balance Sheet and listed on Schedule 2.12, (c) those incurred in the conduct of the Company’s business since February 28, 2013 (the “Balance Sheet Date”) in the ordinary course, consistent with past practice, which are reflected in the Net Working Capital Certificate, and (d) those incurred by the Company in connection with the execution and performance of the Company’s obligations under this Agreement and included in the Transaction Expenses.  Except for Liabilities reflected in the Financial Statements, the Company has no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt incurred by the Company.

2.13        Assets and Properties.

(a)           The Company and its Subsidiaries own no real property.   Schedule 2.13(a) to the Disclosure Letter identifies each parcel of real property leased or occupied by the Company or any Company Subsidiary (the “Company Real Estate”).  The Company has heretofore provided or made available to Acquiror true, correct and complete copies of all leases, subleases and other agreements under which the Company or any Company Subsidiary uses or occupies, or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto.

(b)           The tangible personal property of the Company that is used in the operations of its business is (i) in good operating condition and repair, subject to normal wear and tear, and (ii) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice.

(c)           Schedule 2.13(c)-1 to the Disclosure Letter sets forth a list of each tangible asset and item of tangible personal property of the Company with a good faith estimated value in excess of $5,000 or that is otherwise material to the business of the Company, as of the Agreement Date, together with a brief description.

2.14        Title to Property; Encumbrances.  The Company has good and valid title to all of its properties and assets, real and personal, reflected on the Balance Sheet or acquired after the Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (a) Permitted Encumbrances, (b) such imperfections of title and non-monetary Encumbrances as do not and will not detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, (c) the rights of landlords or lessors under such leasehold interests and other terms and conditions of the Contracts by which the Company leases such properties and assets, and (d) liens securing indebtedness that is reflected on the Balance Sheet.

2.15        Litigation.

(a)           Except as set forth in Schedule 2.15 to the Disclosure Letter, there is no private or governmental Proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their assets or properties or any of their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Company Subsidiary), nor, to the Knowledge of the Company, would the actions or omissions of the Company or any Company Subsidiary be reasonably expected to form a reasonable basis for any such action, suit, proceeding, claim, mediation, arbitration or investigation.

(b)           There is no judgment, decree, injunction or order against or applicable to the Company or any Company Subsidiary, any of their assets or properties, or, to the Knowledge of the Company, any of their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Company Subsidiary).

(c)           There is no private or governmental Proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary based upon the Company entering into this Agreement or any of the other transactions or agreements contemplated hereby.

(d)           Except as set forth in Schedule 2.15 to the Disclosure Letter, neither the Company nor any Company Subsidiary has any Proceeding pending against any other Person as of the Agreement Date.

2.16        Restrictions on Business Activities.  There is no judgment, injunction, order or decree binding upon the Company or any Company Subsidiary which has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or impairing any current or presently proposed business practice of the Company or any Company Subsidiary, any acquisition of property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted or as presently proposed to be conducted by the Company or any Company Subsidiary.

2.17        Compliance with Laws.

(a)           The Company and each Company Subsidiary has complied in all respects with, is not in violation of, and has not received any written notice of, or, to the Knowledge of the Company, any other communication alleging any violation, investigation relating to any violation or threat to be charged with any violation with respect to, any Legal Requirement with respect to the Company or any Company Subsidiary, the conduct of their businesses, or the ownership or operation of their businesses.

(b)           Neither the Company nor any Company Subsidiary has received any written notice of or, to the Knowledge of the Company, any other communication regarding (i) any actual or alleged violation of law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization, or (ii) any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization.

(c)           Neither the Company nor any Company Subsidiary has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, established or maintained a secret or unrecorded fund, participated in or co-operated with an international boycott as defined in Section 999 of the Code, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any officer or employee of any Governmental Entity, a member of a foreign political party or a candidate for political office in a foreign country, for the purpose of influencing any act or decision of any such Person acting in his or her official capacity or inducing the Person to do or omit to do any action in violation of his or her lawful duty, inducing such Person to use his or her influence with any government to affect or influence any act or decision of such government or instrumentality, in order to assist the Company or any Company Subsidiary to obtain or retain business for or with, or in directing business to, any Person.

(d)           Each Approval from any Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its assets or properties, or (ii) that is required for the operation of the Company’s business or the holding of any such interest (all of the foregoing Approvals, collectively, the “Company Authorizations”), is listed on Schedule 2.17(d) to the Disclosure Letter, is in full force and effect and will continue to be so unimpaired upon consummation of the transactions contemplated by this Agreement, and no suspension, cancellation or impairment of any of the Company Authorizations is pending or, to the Knowledge of the Company, threatened.  The Company is in compliance with the terms of all Company Authorizations.  The Company is in compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (the “Immigration Act”).  With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of the Company and each Company Subsidiary for whom compliance with the Immigration Act by the Company or any Company Subsidiary as employer is required, the Company and each Company Subsidiary have previously made available to Acquiror at the offices of the Company a true, accurate and complete comply of (i) each Employee’s Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared or procured and/or retained by the Company and each Company Subsidiary pursuant to the Immigration Act.  Neither the Company nor any Company Subsidiary has been cited, fined or served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or threatened against the Company or any Company Subsidiary by reason of any actual or alleged failure to comply with the Immigration Act.

2.18        Intellectual Property.

(a)           Schedule 2.18(a)-1 to the Disclosure Letter contains as of the Agreement Date an accurate and complete list and description (including a name, product description, version level, and language in which it is written) of all Company Products and all Company Proprietary Software and the Export Control Classification Number, if any, pursuant to United States Department of Commerce expert regulations, for each Company Product.  Schedule 2.18(a)-2 to the Disclosure Letter contains an accurate and complete list and description (including a name, product description and version level and license pursuant to which such software is used) of all Third-Party Software that is (i) licensed, offered or provided to customers of the Company as part of or in conjunction with any Company Product, or (ii) material to the development or provision of the Company Products.  All use and distribution of Third-Party Software is in full compliance with all licenses applicable thereto.  The versions of each item of Third-Party Software listed on Schedule 2.18(a)-2 are the only versions used in the Company Products, such Third Party Software has not been updated and the license listed on Schedule 2.18(a)-2 for each item of Third-Party Software is the only license applicable to the use by Company.

(b)           Schedule 2.18(b) to the Disclosure Letter contains as of the Agreement Date an accurate and complete list of (i) each item of Registered Intellectual Property Rights that is a Company Intellectual Property Right (whether owned jointly or exclusively by the Company), (ii) the jurisdiction in which such item of Registered Intellectual Property Rights has been registered or filed and the applicable registration or serial number, and (iii) any other Person that has an ownership interest in such item of Registered Intellectual Property Rights and the nature of such ownership interest.

(c)           The Company owns all Company Intellectual Property Embodiments and Company Intellectual Property Rights free and clear of any Encumbrances (other than Permitted Encumbrances and non-exclusive licenses granted pursuant to Material Contracts listed in Schedule 2.7(a)(vi)(D) to the Disclosure Letter or other Contracts).  No Person has any ownership interest in or other right to any Company Intellectual Property Embodiments or Company Intellectual Property Rights (including any interest or right in any derivations thereof, whether or not developed as of the Closing Date), including the right to royalty payments based on the Company’s or its customers’ license, sale or use of the Company Products.  The Company has not received any written notice or claims challenging the Company’s exclusive ownership of any Company Intellectual Property Rights, Company Intellectual Property Embodiments or the validity or enforceability of any Company Intellectual Property Rights.  The Company has not granted to any Person any exclusive rights in any Company Intellectual Property Rights or Company Intellectual Property Embodiments.

(d)           The Company Intellectual Property Rights together with the Third-Party Intellectual Property Rights constitutes all of the Intellectual Property Rights necessary to operate the Company’s business as currently conducted, including all Intellectual Property Rights embodied in the Company Products. The Company has all rights in and to the Third-Party

Intellectual Property Rights and all other Intellectual Property Rights necessary to operate the Company’s business as currently conducted.  All use and distribution of Company Products by or through the Company is in full compliance with all licenses to Third-Party Intellectual Property Rights applicable thereto.

(e)           All Company Intellectual Property Rights, Company Intellectual Property Embodiments and Third Party Intellectual Property Rights owned or used immediately prior to the Effective Time shall be owned and available for use on identical terms and conditions immediately after the Effective Time.

(f)            The Company has not infringed, misappropriated, or otherwise violated (collectively, “Infringed”), and is not Infringing, any Intellectual Property Right of any Person, and no claim of such Infringement is pending or threatened against the Company or any Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company for such Infringement.  No Company Intellectual Property Rights, Company Intellectual Property Embodiment, or Company Product is subject to any Proceeding or subject to any outstanding order (in each case involving the Company) that restricts in any manner the use, transfer or licensing thereof by the Company of any Company Intellectual Property Embodiment, Company Intellectual Property Rights, or Company Product, or may affect the validity, use or enforceability of the Company Intellectual Property Rights.

(g)           No Person has Infringed, or is Infringing, any of the Company Intellectual Property Rights.

(h)           The Company has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of all proprietary information that the Company holds or purports to hold as a trade secret.

(i)            All Company Intellectual Property Rights are valid and subsisting and enforceable.  Each item of the Company Intellectual Property Rights that is a Registered Intellectual Property Right was applied for, registered and/or filed, as applicable, in compliance with all Legal Requirements, and all filings, payments, and other actions required to be made or taken to maintain the application, prosecution or registration of such item of Registered Intellectual Property Rights that are Company Intellectual Property Rights in full force and effect have been made by the applicable deadline for such application, prosecution or registration.  No application related to such Registered Intellectual Property Rights has been abandoned, allowed to lapse, or rejected.  Schedule 2.18(i) to the Disclosure Letter identifies and describes each filing, payment, and action that must be made or taken by the Company, each Company Subsidiary, or their agents on or before the date that is 90 days after the Closing Date in order to maintain the application, prosecution, or registration of each item of Company Intellectual Property Right that is a Registered Intellectual Property Right in full force and effect (other than actions required because of the acts of third parties about which the Company has no Knowledge as of the Agreement Date).

(j)            The Company maintains (i) machine-readable copies of the Company Proprietary Software and the Third Party Software, and (ii) reasonably complete technical documentation or user manuals for all releases or versions thereof currently in use by the

Company, currently made available for distribution to the Company customers, or currently supported by the Company.  Such machine-readable copies conform to the corresponding source code listing in all material respects.

(k)           Except as set forth in Schedule 2.18(k) to the Disclosure Letter, the Company Proprietary Software and any Third-Party Software that is incorporated in or distributed by the Company in connection with any Company Proprietary Software does not contain any Harmful Code.   Schedule 2.18(k) to the Disclosure Letter lists all Publicly Available Software that is used by the Company in or incorporated into the Company Products.  The Company has not incorporated any Publicly Available Software into the Company  Products in a way that requires the Company to (i) disclose or distribute Company Proprietary Software in source code form; (ii) license Company Proprietary Software as a derivative work of the applicable Publicly Available Software, including for the purpose of making derivative works; or (iii) redistribute Company Proprietary Software at no charge.  No source code for any Company Proprietary Software has been delivered, licensed, or made available to any escrow agent or other Person other than those Persons listed on Schedule 2.18(k) to the Disclosure Letter.  The Company has no obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Proprietary Software to any escrow agent or other Person.  No event has occurred, and  no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to result in the delivery, license, or disclosure of any source code for any Company Proprietary Software to any other Person.

(l)            There are no technical problems with any Company Proprietary Software that materially and adversely affect the performance of such Company Products or cause such products to fail to substantially conform to their written specifications other than routine software bugs and/or glitches that may be promptly remedied in the ordinary course of the Company’s business.

(m)          Schedule 2.18(m) to the Disclosure Letter identifies as of the Agreement Date all Persons, including employees, agents, consultants and contractors, who have (i) contributed to the development of the Company Proprietary Software or Company Products (including any Intellectual Property Rights embodied therein) or any Company Intellectual Property Right that is Registered Intellectual Property Right and (ii) have not entered into the Company’s unmodified form invention assignment agreement for employees, consultants or contractors.

(i)            have executed a nondisclosure agreement applicable to the protection of the Company’s confidential information to which the Company is the beneficiary either directly or indirectly (for example, in the case of an employee of a consultant or independent contractor who has entered into such a nondisclosure agreement with the Company); and

(ii)           have executed written agreements of assignment in favor of the Company as assignee that convey to the Company, to the extent permissible under law, exclusive ownership of all Intellectual Property developed for the Company by such Persons either directly or indirectly (for example, in the case of an employee of a consultant or independent contractor who has entered into such an assignment agreement with the Company).

(n)           No funding, facilities, or personnel of any Governmental Entity were used directly or indirectly to develop or create, in whole or in part, any Company Intellectual Property Embodiments.

(o)           The Company has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could reasonably be expected to require or obligate the Company to grant or offer to any other Person any license or right to any Company Intellectual Property Rights.

(p)           Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement will trigger any provision of any Contract to which the Company is a party that will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of rights in, or Encumbrance on, any Company Intellectual Property Embodiments or Third Party Intellectual Property Rights; (ii) a breach of, or termination or other right arising under, any Contract required to be listed on Schedules 2.7(a)(x) or (xi) to the Disclosure Letter; (iii) the release, disclosure, or delivery of any Company Intellectual Property Embodiments by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company Intellectual Property Embodiments or Company Intellectual Property Rights.

2.19        Environmental Matters.  (a) All Hazardous Materials and wastes of the Company and its Subsidiaries have been disposed of in accordance in all respects with all Environmental and Safety Laws; (b) neither the Company nor any Company Subsidiary has received any written notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (c) no notices, administrative actions or suits are pending or to the Company’s Knowledge, threatened relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Company or any Company Subsidiary; (d) neither the Company nor any Company Subsidiary is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date; (e) to the Knowledge of the Company, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property; (f) to the Knowledge of the Company, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells; (g) the uses and activities of the Company and its Subsidiaries of the Facilities and the Facilities have at all times complied with all Environmental and Safety Laws; and (h) to the Knowledge of the Company, there have not been in the past, and are not now, any events, conditions, circumstances, activities, practices, incidents, actions or plans which could give rise to any common law or legal liability, or otherwise form the basis for any claim, action, suit, proceeding, hearing or investigation against the Company or any Company Subsidiary, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material.

2.20        Taxes.

(a)           The Company and its Subsidiaries have timely filed all federal, state, or foreign income Tax Returns and any other Tax Returns required to be filed by them and have timely paid all material Taxes that were due and payable by them (whether or not shown as due on any Tax Returns).  All such Tax Returns were complete and accurate and have been prepared in compliance with applicable Legal Requirements.  The Company has delivered or made available to Acquiror correct and complete copies of all Tax Returns and all examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary.

(b)           The unpaid Taxes of the Company and its Subsidiaries did not, as of the Balance Sheet Date, exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between acquired value and current accumulated depreciation and Tax income) set forth on the face of the Balance Sheet and will not exceed that reserve as adjusted for operations and transactions entered into in the ordinary course of business through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(c)           There is (i) no written claim for unpaid Taxes being asserted against the Company or any Company Subsidiary and the Company has no Knowledge of any basis for the assertion by any Tax Authority of any such claim for unpaid Taxes, (ii) no lien for unpaid Taxes against the property of the Company or any Company Subsidiary other than liens for Taxes not yet due and payable, (iii) no audit or pending audit of, or controversy associated with, any Tax Return of the Company or any Company Subsidiary being conducted by a Tax Authority, (iv) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Company Subsidiary currently in effect, (v) no agreement to any extension of time for filing any Tax Return which has not been filed where such filing is required, and (vi) no written ruling related to Taxes or any written agreement with a Tax Authority relating to Taxes.  No written claim has ever been received by the Company or any Company Subsidiary from any Tax Authority in a jurisdiction where the Company or such Company Subsidiary, as applicable, does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction.

(d)           Neither the Company nor any Company Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, other than (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company or any Company Subsidiary or (ii) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business, and neither the Company nor any Company Subsidiary has Liability or potential Liability to another party under any such agreement whether as a transferee or successor or otherwise.

(e)           Neither the Company nor any Company Subsidiary has participated in, or is currently participating in, a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any

transaction requiring disclosure under a corresponding or similar provision of federal, state, local or foreign Tax law.

(f)            Neither the Company nor any Company Subsidiary is or has ever been a member of any consolidated affiliated, unitary or aggregate group for Tax purposes, other than a group of which the common parent is the Company.  Neither the Company nor any Company Subsidiary has Liability under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of federal, state, local or foreign Tax law), as a transferee or successor, pursuant to any contractual obligation, as a result of any express or implied obligation to assume Liability for Taxes from, or indemnify, another Person, or otherwise for any Taxes of any Person or entity other than the Company or such Company Subsidiary, as applicable.

(g)           Neither the Company nor any Company Subsidiary will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under either Section 481(a) or 482 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law) by reason of a change in method of accounting or otherwise for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of federal, state, local, or foreign Tax law) entered into on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law) related to a Taxable period ending on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(h)           The Company and its Subsidiaries have provided or made available to Acquiror all documentation relating to any Tax holidays or incentives applicable to the Company and its Subsidiaries.  The Company and its Subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement.

(i)            Neither the Company nor any Company Subsidiary is or has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company and its Subsidiaries have filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(j)            Neither the Company nor any Company Subsidiary has distributed stock of another entity, and Neither the Company nor any Company Subsidiary has had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(k)           The Company and its Subsidiaries have complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or any corresponding or similar provision of federal, state, local or foreign Tax law), and have, within the time and in the manner prescribed by law, withheld from employee wages or consulting or contractor compensation and paid over to the proper Governmental Entities (or are properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(l)            Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership, contract or other arrangement that is treated as a partnership for federal, state, local or foreign Tax purposes.

(m)          Neither the Company nor any Company Subsidiary has executed or filed with any Tax Authority any power of attorney (other than powers of attorney authorizing employees of the Company or any Company Subsidiary to act on behalf of the Company or such Company Subsidiary) with respect to any Taxes of the Company or any Company Subsidiary.

2.21        Employee Benefit Plans and Employee Matters.

(a)           Schedule 2.21(a) to the Disclosure Letter lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code for the benefit of their respective employees or pursuant to which they have or may have any Liability, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each outstanding loan to an employee in excess of $10,000, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (vi) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company of greater than $5,000 remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”).

(b)           The Company has provided or made available to Acquiror’s counsel a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided to Acquiror’s counsel true, correct and complete copies of the Form 5500 reports filed for the last three plan years.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, or has applied (or has time remaining in which to apply) to the Internal Revenue

Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.  The Company has also provided or made available to Acquiror a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.  The Company has also provided or made available to Acquiror all registration statements and prospectuses prepared in connection with each Company Employee Plan.  All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so and have declined in writing.  The Company neither sponsors nor maintains any self-funded employee benefit plan.

(c)           None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law.  There has been no material “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan.  Each Company Employee Plan has been administered in all respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no Knowledge of any default or violation by any other party to, any of the Company Employee Plans.  Neither the Company nor any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans.  All contributions required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Company Balance Sheet Date as a result of the operations of Company after the Company Balance Sheet Date).  In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company and ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor.  No Company Employee Plan is covered by, and neither the Company nor any ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms and applicable Legal Requirements, without Liability to Acquiror, the Surviving Corporation (other than ordinary administrative expenses typically incurred in a termination event).  With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan.  No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

(d)           With respect to each Company Employee Plan, the Company has complied in all respects with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder.

(e)           There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Financial Statements.  No Company Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(f)            Neither the Company nor any current or former ERISA Affiliate currently maintains, sponsors, participates in, has liability under, or contributes to, or has ever maintained, established, sponsored, participated in, had liability under, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(g)           Neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(h)           Each compensation and benefit plan maintained or contributed to by the Company or any Company Subsidiary under the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) is listed in Schedule 2.21(h) to the Disclosure Letter.  As regards each Foreign Plan, (i) such Foreign Plan is in compliance with the provisions of the Legal Requirements of each jurisdiction in which such

Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii) all contributions to, and material payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Legal Requirements of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet, (iii) the Company and each Company Subsidiary, as applicable, have materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all respects at all times in accordance with its terms and applicable Legal Requirements, (v) to the Knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by themselves create or otherwise result in any Liability with respect to such Foreign Plan, and (vii) except as required by applicable Legal Requirements, no condition exists that would prevent the Company or any Company Subsidiary, as applicable, from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Company Balance Sheet and any normal and reasonable expenses typically incurred in a termination event).  The benefits available under all Foreign Plans in the aggregate do not provide materially greater benefits to employees of the Company or any Company Subsidiary participating in such plans than the benefits available under the Company Employee Plans for employees of the Company or any Company Subsidiary in the United States.

(i)            Schedule 2.21(i) to the Disclosure Letter lists as of the Agreement Date each employee of the Company who is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the basis of such disability or leave and the anticipated date of return to full service.

(j)            None of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service as a consequence thereof will, individually or together with the occurrence of some other event (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee of the Company, (ii) materially increase or otherwise enhance any employee benefits otherwise payable by the Company, (iii) result in the acceleration of the time of payment or vesting of any such employee benefits, except as required under Section 411(d)(3) of the Code, (iv) materially increase the amount of compensation due to any employee of the Company, or (v) result in the forgiveness in whole or in part of any material outstanding loans made by the Company to any employee of the Company.

(k)                                 The Company and each Company Subsidiary are in compliance in all respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and are not engaged in any unfair labor practice.  The Company has withheld or caused to be withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.  The Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to or on behalf of such employees, independent contractors and consultants.  The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice).  There are no pending claims against the Company under any workers compensation plan or policy or for long term disability.  The Company has no obligation under COBRA with respect to any former employees or qualifying beneficiaries thereunder.  Except as set forth in Schedule 2.21(k) to the Disclosure Letter, there are no controversies pending or, to the Knowledge of the Company, threatened, between the Company and any of its employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.

(l)                                     Neither the Company nor any Company Subsidiary has ever been a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary has a duty to bargain with any labor organization.  There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Company Subsidiary.  The Company has no Knowledge of any activities or proceedings of any labor union or to organize its employees.  There is no labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened which could reasonably be expected to interfere with the business activities of the Company.  Neither the Company, nor to the Knowledge of the Company, any of its representatives, employees, or Subsidiaries has committed any unfair labor practice in connection with the operation of the business of the Company, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity pending or to the Knowledge of the Company, threatened.

(m)                             To the Knowledge of the Company, no employee of the Company is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or to the use of trade secrets or proprietary information of others.  No employee of the Company has given written notice to the Company, nor does the Company otherwise have Knowledge, that any such employee intends to terminate his or her employment with the Company.  The employment of each of the employees of the Company is “at will” and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees.  As of the Agreement Date, the Company has not, and to the Knowledge of Company, no other Person has, other than offers of employment or representations made by Acquiror or Acquiror’s representatives, (i) entered into any Contract that obligates or purports to obligate Acquiror to make an offer of employment to any present or former employee or consultant of the Company, and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company of any terms or conditions of employment with Acquiror following the Effective Time.

(n)                                 The Company has provided or made available to Acquiror a true, correct and complete list of the names, positions, rates of compensation, severance rights of all current officers, directors, and employees of the Company, showing each such person’s name, position, status as exempt/non-exempt.  The Company has provided or made available to Acquiror the additional following information for each of its international employees: city/country of employment, citizenship, date of hire, manager’s name and work location, date of birth and whether such employee is on a leave of absence (and the type of or reason for such leave of absence).

(o)                                 The Company has provided or made available to Acquiror a true, correct and complete list of all of its current consultants, advisory board members and independent contractors and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party.

(p)                                 The Company has provided or made available to Acquiror true, correct and complete copies of each of the following: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements with current consultants and/or advisory board members; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company (and a true, correct and complete list of employees, consultants and/or others not subject thereto); the most current management organization chart(s); all agreements and/or insurance policies providing for the indemnification of any officers or directors of the Company; summary of Liability for termination payments to current and former directors, officers and employees of the Company; and a schedule of bonus commitments made to employees of the Company.

(q)                                 There are no performance improvement or disciplinary actions contemplated or pending against any of the Company’s current employees.

(r)                                    There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company to which the Company is a party or by which the Company is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a

“parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(s)                                   Each “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code to which the Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements.  No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.  The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted and (i) the Company has not incurred, and (ii) neither the Company nor Acquiror will incur, any liability under Section 409A of the Code upon the vesting of any Company Options.  No payment pursuant to any Employee Plans or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the consummation of the Arrangement, any other transactions contemplated by this Agreement or otherwise.

(t)                                    All Company Options have been duly authorized by the Company Board or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the option exercise price and the substantive option terms.  No Company Options have been retroactively granted, nor has the exercise price of any Company Option been determined retroactively.

2.22                        Interested Party Transactions.  Except as set forth on Schedule 2.22 to the Disclosure Letter and except for employment agreements, confidentiality agreements, proprietary information and invention assignment agreements, indemnification agreements, or such similar agreements entered into with employees in the ordinary course of business and provided to the Acquiror, no officer, director, employee or stockholder, or, to the Affiliate of the Company (a) is a party to any Contract or transaction with the Company, or (b) has purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced money to, or borrowed any money from or entered into or been subject to any contract, agreement or other arrangement with the Company or to the Knowledge of the Company, has any interest in any Contract or transactions to which the Company is a party or any entity with which the Company conducts business.

2.23                        Insurance.

(a)                                 Schedule 2.23(a) to the Disclosure Letter contains a true and complete list of all Company insurance policies and bonds in effect as of the Agreement Date.  The Company has provided or made available to Acquiror copies of all such policies of insurance and bonds set forth on Schedule 2.23(a) to the Disclosure Letter.

(b)                                 There is no claim pending as of the Agreement Date under any of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance with the terms of such policies and bonds.  All such policies and bonds remain in full force and effect, and the Company has no

Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.  The insurance coverage provided by the policies and bonds described in Schedule 2.23 to the Disclosure Letter will not terminate or lapse by reason of any of the consummation of the transactions contemplated by this Agreement.  Such policies are sufficient for the compliance with all Legal Requirements and all Material Contracts relating to the Company.  The Company has insurance against the types of risks and losses usually insured against by companies carrying on the same or a similar business, and in amounts and with such coverage limits as are generally appropriate to such businesses.

2.24                        Books and Records.  The Company has provided or made available to Acquiror or its counsel true, correct and complete copies of (a) all documents identified on the Disclosure Letter, (b) the Organizational Documents, each as currently in effect, (c) the Company Subsidiary Organizational Documents, each as currently in effect, (d) the minute books containing records of all proceedings, consents, actions and meetings by the boards of directors of the Company and its Subsidiaries, committees of the boards of directors of the Company and its Subsidiaries, and stockholders of the Company and its Subsidiaries, and (e) the stock ledger, journal and other records of the Company.  The minute books and other books and records of the Company and its Subsidiaries (i) are true, correct and complete in all material respects and (ii) have been maintained in accordance with all applicable Legal Requirements.

2.25                        Customers and Suppliers.

(a)                                 Schedule 2.25(a) to the Disclosure Letter sets forth an accurate list of the revenues generated from each of the top 10 customers and distributors of the Company for the year-ended December 31, 2012 measured by sales (“Significant Customers and Distributors”).  The Company has not received any notice (written or oral) that any such Significant Customers and Distributors has ceased or substantially reduced, or will cease or substantially reduce, the use of the Company’s products and services.

(b)                                 Schedule 2.25(b) to the Disclosure Letter sets forth an accurate list of each supplier of the Company who, for the year-ended December 31, 2012, was one of the 10 largest suppliers of products and/or services to the Company, based on amounts paid or payable (each, a “Significant Supplier”).  The Company has not received any notice (oral or written) that any such Significant Supplier will not or cannot sell goods or provide services to the Company (or the Surviving Corporation) after the Closing on terms and conditions similar to those imposed on current sales to the Company.

2.26                        Accounts Receivable.  The accounts receivable shown on the Balance Sheet arose in the ordinary course of business, represented bona fide claims against debtors for sales and other charges, and have been collected or are collectible in full within 90 days in the recorded amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Balance Sheet.  Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP and in accordance with the Company’s past practices and are sufficient to provide for any losses which may be sustained on collection of the receivables.  The accounts receivable of the Company arising after the Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, represented or shall represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the recorded amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied and the Company’s past practices which are or shall be sufficient to provide for any losses which may be sustained on collection of the receivables.  None of the accounts receivable of the Company is subject to any claim of offset, recoupment, setoff or counter-claim, and the Company has no Knowledge of any specific facts or circumstances (whether asserted or unasserted) that would reasonably be expected to give rise to any such claim.  None of the obligors of the accounts receivable have refused or given notice that it refuses to pay the full amount thereof and none of the obligors of such accounts receivable is an Affiliate of the Company.  Schedule 2.26 to the Disclosure Letter sets forth an accurate list of the accounts and notes receivable of the Company (the “Receivables”), an aging of the Receivables in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns, in each case as of the Agreement Date.  Schedule 2.26 to the Disclosure Letter sets forth such amounts of the Receivables which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.  Such Receivables are collectible in the amounts shown on Schedule 2.26 to the Disclosure Letter, net of any allowances for doubtful accounts reflected therein.

2.27                        Bank Accounts; Powers of Attorney; Investments; Derivatives.  Schedule 2.27 to the Disclosure Letter sets forth a true and complete list showing: (a) the name and location of each bank in which the Company or any Company Subsidiary has an account, credit line or safety deposit box and the names of all Persons authorized to draw thereon or, with respect to safety deposit boxes, that have access thereto; (b) the names of all Persons, if any, holding powers of attorney from the Company or any Company Subsidiary; (c) all certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by the Company or any Company Subsidiary; and (d) any outstanding obligations in respect of a derivative transaction including, but not limited to, any foreign exchange transaction.

2.28                        Finders’ Fees; Transaction Expenses.  Except as set forth in Schedule 2.28 to the Disclosure Letter, the Company is not obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement, any of the other agreements contemplated hereby to which the Company is or will be a party, or in connection with the Merger or any other transaction contemplated by this Agreement by reason of any act taken on behalf of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

Acquiror and Sub represent and warrant to the Company as follows:

3.1                               Organization and Standing.  Each of Acquiror and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority and possesses all permits necessary or desirable to enable it to own, lease or otherwise hold its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted.

3.2                               Authority and Enforceability.  Each of Acquiror and Sub has all requisite entity power and authority to enter into this Agreement, each of the other agreements contemplated hereby to which Acquiror or Sub is or will be a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement, each of the other agreements contemplated hereby to which Acquiror or Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Acquiror and Sub.  This Agreement has been duly executed and delivered by each of Acquiror and Sub and constitutes the valid and binding obligation of Acquiror and Sub enforceable against Acquiror and Sub, respectively, in accordance with its terms, and each other agreement contemplated hereby to which Acquiror or Sub is or will be a party, after being duly executed and delivered by Acquiror or Sub, as applicable, will constitute a valid and binding obligation of Acquiror or Sub, as applicable, enforceable against Acquiror or Sub in accordance with its terms, in each case subject only to the effect, if any, of (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors, or (b) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

3.3                               Non-Contravention.  The execution and delivery of this Agreement by Acquiror and Sub does not, the execution and delivery of each of the other agreements contemplated hereby to which Acquiror or Sub is or will be a party does not, the consummation of the transactions contemplated hereby and thereby will not, and the performance by Acquiror and Sub of their respective obligations hereunder and thereunder, does not and will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or require any consent, approval or waiver from any Person pursuant to, (a) any provision of the Certificate of Incorporation or Bylaws or other equivalent organizational or governing documents, as applicable, of Acquiror or Sub, in each case as amended to date, (b) any Legal Requirements applicable to Acquiror or Sub or to any of their respective material properties or assets, or (c) any written or, to the knowledge of Acquiror and Sub, oral request of any Governmental Entity.

3.4                               Government Consent.  No Approval of any Governmental Entity is required by or with respect to Acquiror or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for: (a) the filing of the Certificate of Merger, as provided in Section 1.5, and (b) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Acquiror’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

3.5                               Compliance.  Neither Acquiror nor Sub is in conflict with, or in default or in violation of, any material Legal Requirement applicable to Acquiror or Sub or by which Acquiror or Sub or any of their respective businesses or properties is bound or affected which would reasonably be expected to adversely affect Acquiror’s or Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.  There is no Order binding upon Acquiror or Sub which would reasonably be expected to adversely affect Acquiror’s or Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.

3.6                               Litigation.  There are no claims, suits, actions or proceedings pending or, to the Knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected to adversely affect Acquiror or Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.

3.7                               Financing.  Acquiror has, or currently has access to, sufficient funds in cash or cash equivalents to consummate the Merger and the other transactions contemplated by this Agreement (including without limitation the payments contemplated by Sections 1.4(a) and 5.3 hereof).

3.8                               No Prior Sub Operations.  Sub was formed solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1                               Consideration Spreadsheet.  The Company has prepared and delivered to Acquiror, at or prior to the Closing, a spreadsheet (the “Consideration Spreadsheet”) in the form provided by Acquiror prior to the Agreement Date, certified on behalf of the Company by the Chief Executive Officer of the Company, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of the Closing Date and immediately prior to the Effective Time: (a) the names of all the Company Stockholders and the Company Warrantholder described in Schedule 2.8(c)-2 to the Disclosure Letter and their respective addresses as reflected in the records of the Company; (b) the number and kind of shares of Company Capital Stock held by, or subject to Company Warrants held by, such Persons and, in the case of outstanding shares, the respective certificate numbers where applicable; (c) the calculation of the Transaction Expenses, Net Working Capital, Company Debt and Total Merger Consideration; (d) the amount of cash issuable to each Company Stockholder in exchange for the Company Capital Stock held by such Persons; (e) the amount of cash issuable to the Company Warrantholder described in Schedule 2.8(c)-2 to the Disclosure Letter in exchange for the Company Warrants held by such Person; and (f) the Pro Rata Share (as a percentage interest and the interest in dollar terms) of each Company Holder in the Escrow Cash.

4.2                               Stockholder Notice .  The Company has prepared and delivered, at or prior to the Closing, an information statement (the “Information Statement”) to each Company Stockholder setting forth the material terms of the Merger, including a copy of this Agreement.  The parties shall have cooperated with each other in preparing the Information Statement.  Without limiting the generality of the foregoing, nothing shall have been contained in the Information Statement or any related materials with respect to any party unless approved by such party, which approval shall not be unreasonably withheld.

4.3                               Bonus Pool.  Promptly after the Closing (expected to occur on the next scheduled payroll date after the Closing), each of the Persons listed on Schedule 4.3 to the Disclosure Letter (the “Bonus Pool Participants”) shall be paid by the Company an amount of cash from the Bonus Pool Amount, which cash amount, for each Bonus Pool Participant, is set forth on Schedule 4.3 to the Disclosure Letter, less applicable withholding taxes.

4.4                               Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Transaction Expenses) shall be paid by the party incurring such expense.  Without limiting the generality of and notwithstanding the foregoing, (a) all Transaction Expenses of the Company unpaid by the Company by the Closing Date and (b) any and all fees and expenses payable to the Escrow Agent and Exchange Agent (whether incurred by the Company or the Acquiror) shall be borne by the Company Holders as either a reduction of the Total Merger Consideration or as Indemnifiable Transaction Expenses pursuant to the terms hereof.

4.5                               Treatment of Benefit Plans.  Effective as of the day immediately preceding the Closing Date, the Company has terminated each Company Employee Plan that is an “employee benefit plan” within the meaning of ERISA including any 401(k) plan maintained by the Company (the “Company 401(k) Plan”).  The Company has provided Acquiror with evidence that such Company 401(k) Plan has been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board.

4.6                               Transfer Taxes.  All transfer, documentary, stamp, registration and other such Taxes and fees (including any penalties and interest) imposed by law on a particular Company Holder in connection with the conversion of the Company Capital Stock held by such Company Holder in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid by such Company Holder when due, and such Company Holder will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Acquiror shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

4.7                               Tax Matters.

(a)                                 Acquiror and the Company Holders’ Agent agree to provide and furnish, or cause to be provided and furnished, to each other, upon request, as reasonably promptly as practicable, such information (including access to books and records) and assistance as is reasonably necessary for the filing of any Tax Return of or with respect to the Company or any Company Subsidiary or for the preparation or defense of any audit, claim, suit or proceeding relating to Taxes of or with respect to the Company or any Company Subsidiary.  Each of Acquiror and the Company Holders’ Agent agree (i) to use their commercially reasonable efforts to retain or cause to be retained all books and records in its possession with respect to Tax matters relating to the Company or any Company Subsidiary for any Taxable period beginning on or before the Closing Date until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and (ii) to abide by or cause the abidance with all record retention agreements entered into with any Governmental Entity.  Company Holders’ Agent shall give prompt written notice to Acquiror if it receives any communication or notice with respect to any audit, review, examination, assessment, investigation, or administrative or judicial proceeding relating to the Taxes of or attributable to the Company or any Company Subsidiary that, if pursued successfully, could result in or give rise to, or could reasonably be expected to result in or give rise to, liability of the Company, any Company Subsidiary, Acquiror, or any of their Affiliates for Taxes.

(b)                                 Acquiror shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns required to be filed by the Company and any Company Subsidiary covering a Pre-Closing Tax Period that are required to be filed after the Closing Date, and such Tax Returns shall be prepared and filed consistent with past practice, except as otherwise required by any applicable Legal Requirement or fact.

(c)                                  Except to the extent required by any applicable Legal Requirement, Acquiror shall not (i) make any Tax elections relating to the Company or any Company Subsidiary that has retroactive effect to any Pre-Closing Tax Period of the Company or any Company Subsidiary or (ii) file any amended Tax Return of the Company or any Company Subsidiary that covers a Pre-Closing Tax Period, in each case without the consent of the Company Holders’ Agent, such consent not to be unreasonably withheld, delayed or conditioned.

(d)                                 The portion of Taxes attributable to a Straddle Period that are allocated to the Pre-Closing Tax Period of such Straddle Period shall be determined as follows:

(i)                                     in the case of any real property, personal property, ad valorem and similar Taxes (“Property Tax”), the amount of such Property Tax attributable to the Pre-Closing Tax Period of such Straddle Period shall be deemed to be the amount of such Property Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of total days in the entire Straddle Period; and

(ii)                                  in the case of any Tax that is based on income, sales, revenue, production, or similar items, or other Taxes not described in Section 4.7(d)(i), the amount of any such Tax that is attributable to the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of and including the Closing Date.

Notwithstanding the foregoing, any franchise Tax paid or payable with respect to the Company or any Company Subsidiary shall be allocated to the Tax period during which the gross receipts, income, operations, assets, margin or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax, and if the Tax period to which such franchise Tax is so allocated is a Straddle Period, then such franchise Tax allocated to a Straddle Period shall be determined in the manner set forth in Section 4.7(d)(ii).

(e)                                  All Tax sharing, Tax indemnity, or Tax allocation agreement (other than (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company or any Company Subsidiary or (ii) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business) involving the Company or any Company Subsidiary shall be terminated as of the day before the Closing Date and, on and after the Closing Date, the Company or any Company Subsidiary shall not be bound thereby or have any liability thereunder.

4.8                               Tail Insurance.  The Company has begun the application process for and authorized the Company Holders’ Agent to purchase or cause to be purchased an extended reporting period endorsement under such directors’ and officers’ liability insurance coverage (the “D&O Tail”) for the Company’s directors and officers in a form reasonably acceptable to Acquiror and the Company Holders’ Agent, which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the coverage under, and have other terms not materially less favorable to the insured persons than the terms of, the directors’ and officers’ liability insurance coverage currently maintained by the Company.  The information provided by the Company to the Company Holder’s Agent for use in the application process for the D&O Tail is true and correct in all respects.  The Company shall use commercially reasonable efforts to deliver to the Company Holders’ Agent or insurer, as applicable, all information required to complete the insurance application process prior to Closing.  The Company Holders’ Agent agrees to use commercially reasonable efforts to complete, within ten Business Days or as soon as practicable after Closing Date, the application process using information provided by the Company and to pay for the D&O Tail out of the portion of the Transaction Expenses that have been paid to the Company Holders’ Agent for such purpose.  In case at any time on or after the Closing Date any further actions are necessary or desirable to purchase the D&O Tail, the Surviving Corporation will take such further actions (including the execution and delivery of the D&O Tail or any further instruments and documents to be delivered to the insurer) as the Company Holders’ Agent may request, all at the sole cost and expense of the Company Holders’ Agent out of the portion of the Transaction Expenses that have been paid to the Company Holders’ Agent for such purpose.  In the event that the insurer requires any premium, cost, expense or other fee be paid directly by the Surviving Corporation, the Surviving Corporation shall do so only upon receipt of an equal amount of funds from the Company Holders’ Agent two or more Business Days prior to payment by the Surviving Corporation to the insurer.  The cost of the D&O Tail shall be a Transaction Expense.  Notwithstanding anything herein to the contrary, in no event shall the Surviving Corporation or the Acquiror have any Liability with respect to any information provided after the Closing for the D&O Tail application process.  Any errors or omissions in the information given as part of the D&O Tail application process, whether before or after the Closing, shall be deemed to have been provided by the Company prior to the Closing and shall be subject to indemnification as set forth in Section 5.2(a)(xiii).

ARTICLE V

ESCROW FUND AND INDEMNIFICATION

5.1                               Survival of Representations, Warranties, Covenants and Agreements.  Each party hereto shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties hereto contained in this Agreement and in any certificate delivered by any other party hereto at the Closing without regard to such party’s investigation or knowledge.  If the Merger is consummated, all of the representations and warranties of the Company contained in this Agreement and such certificates shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the end of the Escrow Period; provided, however, that the Fundamental Representations will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations; provided, further, that no right to indemnification pursuant to ARTICLE V in respect of any claim that is set forth in an Officer’s Certificate delivered to the Escrow Agent prior to the expiration of the Escrow Period or applicable statute of limitations, as appropriate, shall be affected by the expiration of such representations and warranties; and provided, further, that such expiration shall not affect the rights of any Indemnified Person under ARTICLE V or otherwise to seek recovery of Damages arising out of any fraud or willful misrepresentation by the Company until the expiration of the applicable statute of limitations.  If the Merger is consummated, the representations and warranties of Acquiror contained in this Agreement and the other certificates contemplated hereby shall expire and be of no further force or effect as of the Closing.  If the Merger is consummated, all covenants and agreements of the parties shall expire and be of no further force or effect as of the Closing, except to the extent such covenants and agreements provide that they are to be performed after the Closing; provided, however, that no right to indemnification pursuant to ARTICLE V in respect of any claim based upon any breach of a covenant or agreement shall be affected by the expiration of such covenant.

5.2                               Indemnification.

(a)                                 Subject to the limitations set forth in this ARTICLE V, Acquiror and its Subsidiaries and affiliates, and each of their other respective officers, directors, members, agents, employees, successors and assigns (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) shall be entitled to be indemnified out of the Escrow Cash from and against any and all Damages directly or indirectly, whether or not due to a third-party claim, arising out of, or resulting from, without duplication:

(i)                                     any failure of any representation or warranty made by the Company in this Agreement (as qualified by the Disclosure Letter) to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);

(ii)                                  any failure of any representation or warranty made by the Company in any certificate (other than the Net Working Capital Certificate, the Company Debt Certificate, the Closing Expenses Certificate and the Consideration Spreadsheet) delivered to Acquiror pursuant to any provision of this Agreement, to be true and correct as of the date such certificate is delivered to Acquiror;

(iii)                               any matter set forth on Schedule 2.15 to the Disclosure Letter or that is or would be an exception to the representations and warranties made on each date in Section 2.15 (Litigation);

(iv)                              any breach of the covenants or agreements made by (a) the Company in this Agreement that are to be performed at or prior to the Effective Time, or (b) the Company Holders or the Company Holders’ Agent in this Agreement;

(v)                                 any inaccuracies in the Consideration Spreadsheet, the Information Statement, the Net Working Capital Certificate, the Closing Expenses Certificate or the Company Debt Certificate;

(vi)                              any Indemnifiable Transaction Expenses;

(vii)                           any claims relating to, or payments paid with respect to, the Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Section 1.9 upon the exchange of such Dissenting Shares;

(viii)                        any claims relating to the payments to Company Holders made in connection with the allocation of the Total Merger Consideration, including without limitation those amounts set forth in the Consideration Spreadsheet prepared by the Company and delivered to Acquiror pursuant to this Agreement;

(ix)                              [Reserved];

(x)                                 [Reserved];

(xi)                              the fraud or willful misrepresentation of the Company;

(xii)                           any matter set forth on Schedule 5.2(a)(xii) to the Disclosure Letter; and

(xiii)                        any matter related to the application process for the D&O Tail.

(b)                                 The entitlement of any Indemnified Persons to be indemnified shall be subject to each of the following principles or qualifications:

(i)                                     No claim for the recovery of Damages pursuant to Section 5.2(a) may be asserted by any Indemnified Person against the Escrow Fund after the expiration of the Escrow Period; provided, however, that claims first asserted in writing prior to such expiration in an Officer’s Certificate shall survive expiration of the Escrow Period.

(ii)                                  No claim for Damages shall be made pursuant to Sections 5.2(a)(i), (ii), (iii), (xii) or (xiii) unless the aggregate of all Damages for which claims are made hereunder by the Indemnified Persons exceeds $50,000 (the “Limitation,” and the claim made with respect thereto, the “Initial Claim”).  If the total amount of such Damages exceeds the Limitation, then the Indemnified Persons shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages (and not merely the portion of such Damages exceeding the Limitation).

(iii)                               Notwithstanding anything to the contrary herein, no Company Holder shall have any personal liability beyond the possible loss of his, her or its share of the Escrow Fund for any Damages incurred by any of the Indemnified Persons, except in respect of the Special Indemnities.   No Company Holder shall have any personal liability beyond the possible loss of his, her or its Pro Rata Share (expressed as a percentage) of the Total Merger Consideration, and its portion of any payments with respect to the Company Debt (other than the Insititutional Debt) with respect to any Damages for which claims are made hereunder, to the extent actually received by such Company Holder in respect of: (A) a breach by the Company of the Fundamental Representations, (B) any claim that may be brought for indemnification under Section 5.2(a)(v),  Section 5.2(a)(vi), Section 5.2(a)(vii), or Section 5.2(a)(viii), or (C) any claim that may be brought for indemnification under Section 5.2(a)(xi) or any other case of fraud or willful misrepresentation (together with the matters described in (A) and (B), the “Special Indemnities”); provided, however, that if the Total Merger Consideration and amounts in payment of Company Debt (other than the Institutional Debt) actually received by the Company Holders is less than the amount of Damages in respect of the Special Indemnities, no Company Holder shall have any personal liability beyond the possible loss of (1) the portion of the Total Merger Consideration actually received by such Company Holder and (2) the amount actually paid to such Company Holder with respect to the Company Debt (other than the Institutional Debt), if any, unless with respect to (C) above, the Fraud Exception applies.

(iv)                              The amount of any Damages that are subject to indemnification under this ARTICLE V shall be calculated net of the amount of any insurance proceeds actually received by the Indemnified Persons in connection with such Damages or any of the events or circumstances giving rise or otherwise related to such Damages, net of all deductibles, co-payments, retro-premium obligations and premium increases attributable thereto and all costs of collection of any such proceeds.  Acquiror shall use commercially reasonable efforts to obtain any such insurance proceeds.  If any such insurance proceeds are received by any Indemnified Person after receiving payment or reimbursement for any Damages hereunder, Acquiror shall cause to be paid to the Company Holders, pro rata in proportion to their respective interests in the Escrow Fund, an amount equal to the lesser of such insurance proceeds or the amount of such Damages previously paid or reimbursed.

(v)                                 Qualifications as to materiality using the term “material” (or any variation thereof) or Material Adverse Effect in any representation, warranty or covenant shall only be taken into account in determining whether a breach of such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Damages with respect to such breach, or failure to be true and correct.

(vi)                              Without limiting the generality of the foregoing, the right to indemnification based on any representations, warranties, covenants or agreements will not be affected by (A) any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement, or (B) the breach of, or knowledge of the inaccuracy of any, such representations, warranties, covenants or agreements by the Company.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the parties agree that no party is making any representation or warranty with respect to any matter relating to such party or its Subsidiaries or other affiliates, the Merger or any of the other transactions contemplated by this Agreement other than the representations and warranties of such party expressly as set forth in this Agreement, in the Disclosure Letter or in any certificate delivered by such party hereto at the Closing.

(vii)                           With the exception of (a) claims based upon fraud or willful misrepresentation by the Company or a Company Holder, (b) with respect to a breach by the Company of the Fundamental Representations, or (c) any claim that may be brought for indemnification under Section 5.2(a)(v),  Section 5.2(a)(vi), Section 5.2(a)(vii), Section 5.2(a)(viii), or Section 5.2(a)(xi) recourse of Acquiror and any other Indemnified Person to the Escrow Fund pursuant to this Agreement and the Escrow Agreement, shall be the sole and exclusive remedy of Acquiror and any other Indemnified Persons for monetary Damages for matters related to this Agreement and the transactions set forth herein (it being understood that nothing in this Section 5.2(b)(vii) or elsewhere in this Agreement shall affect Acquiror’s rights to equitable remedies to the extent available).  Acquiror and any other Indemnified Persons shall first seek recovery of any Damages from the Escrow Fund prior to seeking recovery directly from any Company Holder.  Any liability of the Company Holders’ indemnification obligations in excess of the Escrow Fund shall be several and not joint based on the portion of the Total Merger Consideration and payments with respect to Company Debt (other than the Institutional Debt) actually received by such Company Holder, unless the Fraud Exception applies.

5.3                               Escrow Fund.  The Escrow Cash shall be deposited by Acquiror with Wilmington Trust, National Association as escrow agent (the “Escrow Agent”), such deposit, together with any interest that may be earned thereon, to constitute an escrow fund (the “Escrow Fund”) and to be governed by the provisions set forth herein and in the Escrow Agreement.  As between the parties to this Agreement, if any term or provision of the Escrow Agreement conflicts with any term or provision of this Agreement, then the term or provision of this Agreement will control.  The Escrow Fund shall be available to compensate Acquiror (on behalf of itself or any other Indemnified Person) for Damages pursuant to the indemnification obligations set forth in this ARTICLE V, including, for the avoidance of doubt, any Indemnifiable Transaction Expenses.

5.4                               Claims.

(a)                                 If Acquiror determines in good faith that any Indemnified Person has a bona fide claim for indemnification pursuant to this ARTICLE V, Acquiror may deliver to the Escrow Agent a certificate signed by any officer of Acquiror (any certificate delivered in accordance with the provisions of this Section 5.4 an “Officer’s Certificate”):

(i)                                     stating that an Indemnified Person has a claim for indemnification pursuant to this ARTICLE V;

(ii)                                  stating the amount of such Damages (which, in the case of Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably anticipated by Acquiror in good faith to be incurred, paid, reserved or accrued); and

(iii)                               specifying in reasonable detail (based upon the information then possessed by Acquiror) the material facts known to the Indemnified Person giving rise to such claim.

No delay in providing such Officer’s Certificate within the Escrow Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Company Holders’ Agent or the Company Holders are materially prejudiced thereby.

(b)                                 At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Company Holders’ Agent by or on behalf of Acquiror (on behalf of itself or any other Indemnified Person) and, except as provided below, for a period of 30 days after such delivery to the Escrow Agent of such Officer’s Certificate, the Escrow Agent shall make no payment pursuant to this Section 5.4 unless the Escrow Agent shall have received written authorization from the Company Holders’ Agent to make such delivery; provided, however, in the event Acquiror delivers an Officer’s Certificate to the Escrow Agent that includes a claim for Indemnifiable Transaction Expenses, the Escrow Agent shall, within 10 Business Days after its receipt of the Officer’s Certificate, make delivery of cash from the Escrow Fund to Acquiror in an amount equal to such Indemnifiable Transaction Expenses in accordance with this Section 5.4.  After the expiration of such 30-day period, the Escrow Agent shall make delivery of cash from the Escrow Fund to Acquiror in accordance with this Section 5.4; provided, however, that no such delivery may be made if and to the extent the Company Holders’ Agent has raised bona fide good faith objections in a written statement to any claim or claims made in the Officer’s Certificate, and such written statement shall have been delivered to the Escrow Agent prior to the expiration of such 30-day period.

5.5                               Resolution of Objections to Claims.

(a)                                 If the Company Holders’ Agent raises bona fide good faith objections in writing to (i) any claim or claims by Acquiror made in any Officer’s Certificate within such 30-day period, or (ii) to the payment of a claim for Indemnifiable Transaction Expenses, Acquiror and the Company Holders’ Agent shall attempt in good faith for 45 days after Acquiror’s receipt of such written objection to resolve such objection.  If Acquiror and the Company Holders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to the Escrow Agent.  The Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall distribute cash from the Escrow Fund in accordance with the terms of such memorandum.

(b)                                 If no such agreement can be reached during the 45-day period for good faith negotiation, but in any event upon the expiration of such 45-day period, either Acquiror or the Company Holders’ Agent may bring suit to resolve the matter. The decision of the trial court as to the validity and amount of any claim in such Officer’s Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement and the Escrow Agent shall be entitled to act in accordance with such decision and the Escrow Agent shall distribute cash from the Escrow Fund in accordance therewith.  In the event the initial payment of a claim for Indemnifiable Transaction Expenses by the Escrow Agent to Acquiror pursuant to Section 5.4(b) is determined, or agreed upon, to be inappropriate, Acquiror shall promptly pay to the Escrow Agent an amount equal to such Indemnifiable Transaction Expenses.

(c)                                  Judgment upon any award rendered by the trial court in accordance with Section 6.9 may be entered in any court having jurisdiction.  For purposes of this Section 5.5(c), in any suit hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Acquiror shall be deemed to be the non-prevailing party unless the trial court awards Acquiror at least one-half of the amount in dispute, in which case the Company Holders shall be deemed to be the non-prevailing party.  The non-prevailing party to a suit shall pay its own fees and expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.

5.6                               Company Holders’ Agent.

(a)                                 At the Closing, Shareholder Representative Services LLC shall be constituted and appointed as the Company Holders’ Agent.  Shareholder Representative Services LLC hereby accepts its appointment as the Company Holders’ Agent.  For purposes of this Agreement, the Company Holders’ Agent shall be the agent for and on behalf of the Company Holders to: (i) give and receive notices and communications to or from Acquiror (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Company Holders individually); (ii) authorize deliveries to Acquiror of cash from the Escrow Fund in satisfaction of claims asserted by Acquiror (on behalf of itself or any other Indemnified Person, including by not objecting to such claims); (iii) object to such claims pursuant to Section 5.3; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such claims; (v) consent or agree to any amendment to this Agreement, and (vi) take all actions necessary or appropriate in the judgment of the Company Holders’ Agent for the accomplishment of the foregoing and in connection with the transactions contemplated by this Agreement, in each case without having to seek or obtain the consent of any Person under any circumstance.  The Person serving as the Company Holders’ Agent may be replaced from time to time by the holders of a majority in interest of the portion of the Total Merger Consideration actually received by Company Stockholders upon not less than 10 days’ prior written notice to Acquiror.  No bond shall be required of the Company Holders’ Agent.  Neither the Surviving Corporation nor the Acquiror shall be responsible for any costs or expenses of the Company Holders’ Agent.

(b)                                 The Company Holders’ Agent shall not be liable to any former Company Holder for any act done or omitted hereunder as the Company Holders’ Agent without gross negligence, willful misconduct or bad faith (and any act done or omitted pursuant to the bona fide good faith advice of counsel shall be conclusive evidence of good faith).  To the fullest extent permitted by applicable Legal Requirements, the Company Holders shall severally indemnify the Company Holders’ Agent and hold it harmless against any loss, liability or expense arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Company Holders’ Agent, in each case as such loss, liability or expense is suffered or incurred; provided, that in the event that any such indemnified loss, liability or expense is finally adjudicated to have been primarily caused by the gross negligence, willful misconduct or bad faith of the Company Holders’ Agent, the Company Holders’ Agent will reimburse the Company Holders the amount of such indemnified loss, liability or expense attributable to such gross negligence, willful misconduct or bad faith.  If not paid directly to the Company Holders’ Agent by the Company Holders, such losses, liabilities or expenses may be recovered by the Company Holders’ Agent from the Escrow Fund otherwise distributable to the Company Holders (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) after the expiration of the Escrow Period, pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Company Holders according to their respective pro rata shares of the Total Merger Consideration; provided, that while this section allows the Company Holders’ Agent to be paid from the Escrow Fund, this does not relieve the Company Holders from their obligation to promptly pay such losses, liabilities and expense as they are suffered or incurred, nor does it prevent the Company Holders’ Agent from seeking any remedies available to it at law or otherwise.

(c)                                  Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Company Holders’ Agent that is within the scope of the Company Holders’ Agent’s authority under Section 5.6(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Company Holders and shall be final, binding and conclusive upon each such Company Holder; and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Company Holder.

(d)                                 In connection with the performance of his obligations hereunder and under the Escrow Agreement, the Company Holders’ Agent shall have the right at any time and from time to time to select and engage, at the cost and expense of the Company Holders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Company Holders’ Agent may deem necessary or desirable and incur other out-of-pocket expenses related to performing his services hereunder.

(e)                                  All of the immunities and powers granted to the Company Holders’ Agent under this Agreement shall survive the Closing and any termination of this Agreement and the Escrow Agreement.  The grant of authority provided for in this Section 5.6: (i) is coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Company Holder and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Company Holder of the whole or any fraction of his, her or its interest in the Escrow Fund.

5.7                               Third-Party Claims.

(a)                                 In the event Acquiror or another Indemnified Person becomes aware of a third-party claim which Acquiror believes may result in a claim for indemnification pursuant to this ARTICLE V by or on behalf of an Indemnified Person, Acquiror shall promptly notify the Company Holders’ Agent of such third-party claim.  Notwithstanding the foregoing, no delay in providing such notice within the Escrow Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Company Holders’ Agent or the Company Holders are materially prejudiced thereby.  Acquiror shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by Acquiror in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the potential Damages for which Acquiror may seek indemnification pursuant to a claim made hereunder); provided that Acquiror may not settle any such third-party claim without the consent of the Company Holders’ Agent (not to be unreasonably withheld or delayed) unless such third-party claim includes any claims of non-monetary relief or the settlement or resolution involves monetary relief in excess of twice the amount then remaining in the Escrow Fund.  The Company Holders’ Agent shall have the right to receive copies of all pleadings, notices, communications and such other documents and information as may be reasonably requested with respect to the third-party claim and shall be entitled, at its expense, to participate in, but not to determine or conduct or settle, any defense of the third-party claim or settlement negotiations with respect to the third-party claim.  No settlement or other resolution of any claim with any third-party claimant shall be determinative of the existence, validity or amount of any Damages relating to such matter.  In the event that the Company Holders’ Agent has consented in writing to any such settlement or resolution, neither the Company Holders’ Agent nor any Company Holder shall have any power or authority to object under Section 5.4 or any other provision of this ARTICLE V to the amount of any claim by or on behalf of any Indemnified Person against the Escrow Fund for indemnity with respect to such settlement or resolution up to (in the aggregate for all Indemnified Persons) the amount of such settlement or resolution.

5.8                               Treatment of Indemnification Payments.  All indemnification payments made pursuant to this ARTICLE V shall be treated by the parties as adjustments to the Total Merger Consideration unless otherwise required by applicable law.

ARTICLE VI

GENERAL PROVISIONS

6.1                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):  if to Acquiror or Sub, to:

Rosetta Stone Ltd.

1919 North Lynn St.

7th Floor

Arlington, Virginia 22209

Attention:  Michael Wu, General Counsel

Facsimile No.: (540) 432-0953

Telephone No.:  (703) 387-5000

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.

Fulbright Tower

1301 McKinney, Suite 5100

Houston, Texas  77010-3095

Attention:  Brian P. Fenske

Facsimile No.:   (713) 651-5151

Telephone No.:  (713) 651-5246

If to the Company Holders’ Agent, to:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director

Email: deals@shareholderrep.com

Facsimile No.: (303) 623-0294

Telephone No.: (303) 648-4085

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue, Suite 5100

Seattle, Washington 98104

Attention:  Craig Sherman

Facsimile No.:  (206) 883-2699

Telephone No.: (206) 883-2510

6.2                               Interpretation.

(a)                                 When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Any undefined accounting term shall have the meaning assigned to it pursuant to GAAP.  Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

(b)                                 The disclosures in the Disclosure Letter relate to the representations and warranties in the section or paragraph of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement, provided, however, that any information disclosed under any section or subsection of the Disclosure Letter shall be deemed to be disclosed or incorporated into any other section or subsection under the Disclosure Letter where such disclosure would be reasonably apparent solely from the face of such disclosure.  If there is any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as in the Disclosure Letter with respect to a representation or warranty that is specifically identified or deemed to be disclosed against or incorporated into pursuant to the foregoing sentence), the statements in the body of this Agreement will control.  The mere listing of a document or other item in the Disclosure Letter will not be adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty only pertains to the existence of the document or other item itself) unless such exception is identified with reasonable particularity.

6.3                               Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

6.4                               Incorporation of Exhibits, Disclosure Letter and Other Schedules.  The Exhibits, Disclosure Letter and other Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

6.5                               Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the Exhibits attached hereto, the Schedules, including the Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that ARTICLE V is intended to benefit Indemnified Persons and, after the Effective Time, the rights of holders of Company Capital Stock and parties listed on the Company Debt Certificate and Closing Expenses Certificate to receive the consideration specified in this Agreement).

6.6                               Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquiror may assign this Agreement to any direct or indirect wholly owned subsidiary of Acquiror without the prior consent of the Company; provided, however, that Acquiror shall remain liable for all of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

6.7                               Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties hereto shall use commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent practicable, the economic, business and other purposes of such void or unenforceable provision.

6.8                               Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

6.9                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery or, if Chancery Court jurisdiction is unavailable, the State Courts of the State of Delaware and the Federal district court of the United States of America located within the City of Wilmington in the State of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 5.5), and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Proceeding shall be heard and determined in such Court of Chancery or, if Chancery Court jurisdiction is unavailable, the Courts in the State of Delaware or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 6.1 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof.  With respect to any particular Proceeding, venue shall lie solely in the City of Wilmington, Delaware.

6.10                        Rules of Construction.  The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each other Transaction Document, each Schedule and each Exhibit attached hereto or thereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

6.11                        Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

6.12                        Time.  Time is of the essence in the performance of this Agreement.

6.13                        Amendment.  Acquiror and the Company Holders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquiror and the Company Holders’ Agent.

6.14                        Extension; Waiver.  At any time after the Closing, the Company Holders’ Agent and Acquiror may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto or the Company Holders’ Agent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Acquiror, Sub, the Company Holders’ Agent and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

ROSETTA STONE LTD.

By:
Name:
Title:

LIBERTY MERGER SUB INC.

By:
Name:
Title:

LIVEMOCHA, INC.

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Company Holders’ Agent,

By:
Name:
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]